    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 1996
                                                       REGISTRATION NO. 333-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
           SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ----------------
                                INFLUENCE, INC.
            (Exact Name of Registrant as Specified in Its Charter)

       DELAWARE                       5047                         13-3798523
    (State or other            (Primary SIC Code)                 (I.R.S.
    jurisdiction of                                               Employer
   incorporation or                                               Identification
     organization)                                                No.)

                       601 MONTGOMERY STREET, SUITE 845
                        SAN FRANCISCO, CALIFORNIA 94111
                                (415) 421-5600
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                              PETER A. BICK, M.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                INFLUENCE, INC.
                       601 MONTGOMERY STREET, SUITE 845
                       SAN FRANCISCO, CALIFORNIA 94111
                                (415) 421-5600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                               ----------------
                                  Copies to:

     STEVEN G. TEPPER, ESQ.                HOWARD S. ROSENBLUM, ESQ. TESTA,
       ARNOLD & PORTER 399               HURWITZ & THIBEAULT, LLP HIGH STREET
      PARK AVENUE NEW YORK,                 TOWER 125 HIGH STREET BOSTON,
      NEW YORK 10022 (212)                MASSACHUSETTS 02110 (617) 248-7000
            715-1000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

    TITLE OF EACH CLASS
       OF SECURITIES               PROPOSED MAXIMUM                AMOUNT OF
     TO BE REGISTERED        AGGREGATE OFFERING PRICE(1)        REGISTRATION FEE
- -------------------------------------------------------------------------------
Common Stock, par value per
 share $0.001                        $40,250,000                    $13,880

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 19, 1996

                                        SHARES

                                [INFLUENCE LOGO]

                                  COMMON STOCK

  All of the shares of Common Stock, par value $.001 per share (the "Shares" or the "Common Stock") being offered hereby (the "Offering"), are being offered by Influence, Inc., a Delaware corporation. Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the
initial public offering price will be between      and      per Share. See
"Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Influence will apply for listing of the Common Stock on the Nasdaq National Market ("Nasdaq") under the symbol "INFL".

  AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                              Underwriting Discounts Proceeds to
                              Price to Public  and Commissions (1)   Company (2)
- --------------------------------------------------------------------------------
 Per Share...................       $                  $                 $
 Total (3)...................      $                  $                 $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) See "Underwriting" for information regarding indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company, estimated at $1,000,000.
(3) Influence has granted to the Underwriters a 30-day option to purchase up to additional shares of common stock solely to cover over-allotments, if any.
    If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ , and $ , respectively. See "Underwriting."

  The shares of Common Stock offered by this Prospectus are offered by the several Underwriters named herein, subject to receipt and acceptance by them, and subject to their right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the certificates representing such shares will be made against
payment therefor at the office of Montgomery Securities on or about           ,
1996.

                                  -----------

MONTGOMERY SECURITIES

                                 UBS SECURITIES
                                                          VOLPE, WELTY & COMPANY

                                       , 1996

                                              INFLUENCE PRODUCT DEVELOPMENT OVERVIEW
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                            PROPOSED REGULATORY
   PRODUCT         DESCRIPTION                    PRODUCT STATUS                   PATH
- -----------------------------------------------------------------------------------------------------------------------------------
                              DIAGNOSTIC DEVICES
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Probe  A urodynamics and pres-    Ongoing international pilot trial       510(k)
            sure recording system
            which can quantitatively
            record urethral
            hypermobility and leak
            point pressure.
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Tele   A small wireless dispos-   Preclinical                             510(k)
            able transmitter that is
            inserted into the blad-
            der to transmit bladder
            pressure data to a belt-
            mounted receiver.
- -----------------------------------------------------------------------------------------------------------------------------------
                          FEMALE THERAPEUTIC DEVICES
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Bio    A wireless pelvic floor    Ongoing international pilot trial       510(k)
            training and bio-feed-
            back transmitter that is
            inserted into the vagina
            to measure intra-abdomi-
            nal pressure and peri-
            neal muscle contrac-
            tions.
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Tac    A minimally invasive       510(k) filed June 1996                  510(k)
            surgical system for per-
            forming bladder neck
            suspension surgery in
            women with stress incon-
            tinence utilizing the
            Company's proprietary
            bone anchors and anchor
            insertion device.
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Sure   A temporary                Preliminary clinical study initiated    PMA
            intraurethral valved
            catheter that functions
            as a remote-controlled
            artificial sphincter,
            providing complete and
            controllable continence
            for women with stress
            incontinence.
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Flow   A temporary                Ongoing international pilot trial       510(k) or PMA
            intraurethral valved
            catheter containing an
            intraluminal pump assem-
            bly that functions as a
            remotely controlled ar-
            tificial sphincter and
            urine pump providing
            complete and controlla-
            ble continence in women
            with atonic bladder.
- -----------------------------------------------------------------------------------------------------------------------------------
                           MALE THERAPEUTIC DEVICES
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Sure-M A modified version of      Preclinical                             510(k) or PMA
            the In-Sure remote con-
            trolled intraurethral
            valved catheter for use
            in men with stress in-
            continence or post-sur-
            gical urinary retention.
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Flow-M A modified version of      Preclinical                             510(k) or PMA
            the In-Flow remote con-
            trolled intraurethral
            valved catheter contain-
            ing an intraluminal pump
            for use in men with
            atonic bladder.
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Cuff   A permanent,               Preclinical                             PMA
            implantable, remote con-
            trolled, artificial dy-
            namic sphincter.
- -----------------------------------------------------------------------------------------------------------------------------------

  Influence is a development stage company and all its products are currently under development. None of the Company's proposed products discussed herein have been approved by the United States Food and Drug Administration, and there can be no assurance that such proposed products will receive such approval on a timely basis, or at all. See "Risk Factors--No Assurance of Regulatory Approvals; Potential Delays."

  INFLUENCE(TM), IN PROBE(TM), IN-TELE(TM), IN-BIO(TM), IN-TAC(TM), IN-SURE(TM), IN-FLOW(TM), IN-SURE-M(TM), IN-FLOW-M(TM) AND IN-CUFF(TM) ARE TRADEMARKS OF THE COMPANY.

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  [The two fold-out pages contain two separate flowcharts, one for female patients with urinary problems and one for male patients with urinary problems. Each flowchart outlines the steps a physician would take in diagnosing and treating female and male incontinence. The flowcharts also depict which steps might incorporate the Company's proposed diagnostic and treatment products, including In-Probe, In-Tele, In-Bio, In-Tac, In-Sure, In-Flow, In-Sure-M, In-Flow-M and In-Cuff.]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. The Company is a development stage company and all its products are currently under development. The following discussion necessarily contains certain forward-looking statements which reflect the Company's plans, estimates and beliefs. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this Prospectus, particularly in "Risk Factors."

                                  THE COMPANY

  Influence is engaged in the design, development and commercialization of a disease management system of products for the diagnosis and treatment of urinary incontinence in both women and men. The Company's products under development include diagnostic tools, remote controlled intraurethral valved catheter systems and proprietary surgical tools and equipment for performing minimally invasive surgery to restore continence. These products are designed to address the inadequacies of current diagnostic and treatment options and to offer cost effective solutions to improve clinical outcomes and increase patient satisfaction.

  Urinary incontinence, the involuntary leakage of urine, is a significant health problem afflicting approximately 10 million women and 3 million men in the U.S. It is estimated that 50% of the 1.5 million nursing home residents suffer from incontinence. The U.S. Department of Health and Human Services estimated that costs associated with the management and treatment of urinary incontinence in the U.S. exceed $16 billion annually, including over $5 billion related to patients in nursing homes. Incontinence may be caused by a wide range of factors, including childbirth, menopause, surgery, obesity, drugs and neurological damage. Incontinence patients suffer from a variety of physical and psychological problems including urinary tract infections, rashes, pressure sores, embarrassment, decreased sexual activity, depression and loss of productive activity.

  The Company intends to offer the physician a range of complementary diagnostic and therapeutic products for the management of incontinence. The Company recently filed a 510(k) Pre-Market Notification (a "510(k) Notification") with the U.S. Food and Drug Administration (the "FDA") for its In-Tac Surgical System to treat women with incontinence. The In-Tac System incorporates the Company's proprietary bone anchors and anchor insertion device to enable a minimally invasive transvaginal bladder neck suspension procedure. Bladder neck suspensions are performed primarily to relieve severe stress incontinence that is caused by descent (prolapse) of the urethra and bladder neck. Approximately 120,000 bladder neck suspension surgeries were performed in 1993 in the U.S. using methods which typically require abdominal or vaginal incisions and general anesthesia. In contrast, the In-Tac procedure requires no abdominal or vaginal incisions and can be performed using local anesthesia, which introduces less trauma to the patient, shortens the post-operative recovery period, and reduces the need for hospitalization.

  The Company is also developing a non-surgical, remote controlled, intraurethral valved catheter, In-Sure, for the treatment of stress incontinence. In-Sure includes a disposable silicone catheter that is intended to be inserted by a healthcare provider into a woman's urethra and replaced approximately once per month. The catheter incorporates a proprietary valve system that is opened and closed with a remote control. In-Sure is intended to offer a non-surgical alternative for the treatment of stress incontinence that is easy and convenient for the patient to use. The Company is also developing a variation of this product, the In-Flow, which incorporates an intraluminal pump that can actively void a patient's bladder. In-Flow is intended to offer an alternative to continuous Foley catheterization and intermittent self-catheterization for patients with overflow incontinence associated with atonic bladder. In-Flow is intended to avoid the inconvenience associated with currently available treatment options and potentially reduce associated complications, including recurrent urinary tract infections. The Company is also developing male versions of these products, In-Sure-M and In-Flow-M. The Company has completed pilot trials of In-Flow in Israel and Europe and intends to initiate multicenter clinical trials in Europe and the U.S. in 1997.

  The Company is also developing a number of complementary diagnostic and therapeutic products to manage incontinence. In-Probe is a diagnostic system being designed to identify quantitatively the specific cause of incontinence and assist the physician in choosing an appropriate course of treatment. The Company believes its In-Tele device, a small wireless disposable transmitter inserted into the bladder, will enable more accurate diagnosis of urge incontinence and may reduce the incidence of unnecessary surgeries. In-Bio is a portable wireless biofeedback device which is being designed to increase the effectiveness of pelvic floor training exercises by providing a convenient method of feedback to patients outside of a physician's office. The Company is also developing the In-Cuff, a permanent, implantable, remote-controlled, artificial sphincter for the treatment of incontinence in men. Additionally, Influence is seeking to apply its technology in the development of medical devices outside the field of incontinence.

                                  THE OFFERING

Common Stock offered by the                 Shares
 Company............................

Common Stock outstanding after the          Shares
 Offering(1)........................

Use of Proceeds.....................   Research and product development;
                                       expansion of sales, marketing and
                                       manufacturing capabilities; repayment
                                       of notes payable to a stockholder; and
                                       working capital and other general
                                       corporate purposes.

Proposed Nasdaq National Market        INFL
 symbol.............................

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                          NOVEMBER 9, 1994
                            (INCEPTION)    YEAR ENDED   SIX MONTHS ENDED JUNE
                              THROUGH       DECEMBER             30,
                            DECEMBER 31,       31,      -----------------------
                                1994          1995         1995        1996
                          ---------------- -----------  ----------  -----------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Research and development
 costs..................     $     --      $   771,326  $  291,547  $   775,419
Patent and licensing
costs...................       300,000         478,870      36,949       57,158
General and administra-
 tive expenses..........           --          459,271     190,435      635,584
                             ---------     -----------  ----------  -----------
 Total operating ex-
  penses................       300,000       1,709,467     518,931    1,468,161
Interest income.........           --           11,971         --         3,530
                             ---------     -----------  ----------  -----------
 Net loss...............     $(300,000)    $(1,697,496) $ (518,931) $(1,464,631)
                             =========     ===========  ==========  ===========
Pro forma net loss per
 share (2)..............                   $                        $
                                           ===========              ===========
Shares used in computing
 pro forma net loss per
 share (2)..............
                                                            JUNE 30, 1996
                                                        -----------------------
                                                                         AS
                                                          ACTUAL    ADJUSTED(3)
                                                        ----------  -----------
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash equivalents............................   $  826,368
Working capital......................................      464,122
Total assets.........................................    1,494,391
Note payable to stockholder..........................    1,000,000
Deficit accumulated during the development stage.....   (3,462,127)
Stockholders' (deficit) equity.......................     (128,785)

- --------
(1) Based upon shares outstanding as of June 30, 1996. Excludes (i) 391,750 shares issuable upon exercise of options outstanding under the Company's 1995 Stock Option Plan (the "1995 Stock Option Plan") at an exercise price of $5.00 per share, and (ii) 58,250 shares reserved for future issuances of stock options.
(2) See Note 2 of Notes to Consolidated Financial Statements for information concerning computation of the per share data.
(3) Adjusted to give effect to the sale of the Shares offered by the Company
    hereby, assuming an initial public offering price of $    per Share (the
    midpoint of the estimated initial public offering price range) and the application of the net proceeds therefrom, including repayment of notes in the aggregate amount of $2 million (including amounts advanced after June 30, 1996) payable to a stockholder, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds."

                                ----------------

  Except as otherwise indicated, references to "Influence" or the "Company" are to Influence, Inc. together with its wholly owned Israeli subsidiary, Influence Medical Technologies, Ltd. ("IMT "). Except as set forth in the Financial Statements or as otherwise indicated, all information in this Prospectus assumes (i) the conversion of all outstanding shares of Series A Preferred Stock into Common Stock which will become effective prior to the closing of this Offering and (ii) no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                 RISK FACTORS

  The Company is a development stage company and all its products are currently under development. Therefore, this Prospectus necessarily contains certain forward-looking statements, which reflect the Company's plans, estimates and beliefs. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such difference include the risk factors set forth below and elsewhere in this Prospectus.

DEVELOPMENT STAGE COMPANY

  The Company is in a development stage and has not conducted any significant commercial operations to date. Since inception, the Company has not derived any revenues from product sales, and has accumulated a deficit during the development stage of $3,462,127 mainly related to research and development expenditures and expenses in connection with seeking regulatory approvals. The Company expects its operating losses to increase over the foreseeable future and there can be no assurance that the Company will be profitable in the future. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in the Company's stage of development, many of which may be beyond the Company's control. These include the completion of development of the Company's products, progress and costs of clinical trials, the timing and costs of various U.S. and foreign regulatory filings, the timing and receipt of various U.S. and foreign governmental approvals, the costs involved in preparing, filing, presenting, maintaining and enforcing patent claims, the timing and extent to which the Company's products gain market acceptance, the timing and costs of product introduction, the costs of developing marketing and distribution capabilities, if regulatory approvals are received, and the technological advances of competitors. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISK RELATING TO PRODUCTS UNDER DEVELOPMENT

  All of the Company's products are still under development. Such products will require further significant research, development, testing and regulatory approvals prior to commercialization. The Company has only performed a limited number of preclinical and clinical studies on certain of its products under development. To date, the In-Tac Surgical System has been tested on 45 patients. In addition, to date only a very limited pilot trial has been conducted with the In-Flow device. All of the other proposed products are currently in the design and preclinical stage of development. Accordingly, there can be no assurance that further pilot or clinical studies will not demonstrate some deficiency in the design or efficacy of these products that the Company is unable to overcome. No assurance can be given that any of the Company's proposed products will prove to be safe and efficacious, receive requisite regulatory approvals, demonstrate substantial therapeutic benefit, be commercialized on a timely basis, experience no design or manufacturing problems or be accepted by the marketplace. See "Business--Influence's Incontinence Management System."

NO ASSURANCE OF REGULATORY APPROVALS; POTENTIAL DELAYS

  The medical devices to be marketed and manufactured by the Company are subject to extensive regulation by the FDA and, in some instances, by foreign and state governments. Pursuant to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder (the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, sale, distribution, and promotion of medical devices. Before a new device can be introduced into the market, the manufacturer must obtain market clearance through a 510(k) Notification or market approval through the lengthier premarket approval ("PMA") application process. Noncompliance with applicable requirements, including good manufacturing practices ("GMP"), can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals, and criminal prosecution.

  The regulatory approval process often takes a number of years and requires the expenditure of substantial resources. There can be no assurance that proposed products that may be developed by the Company will be able to satisfy the current or future requirements and regulations of the FDA or comparable foreign agencies. The Company has not received FDA clearance or approval for any of its proposed products. There can be no assurance that the Company's proposed products will not experience unanticipated delays in receiving FDA clearance or approval or that such products will ever obtain the regulatory clearance or approval required for marketing. In addition, there can be no assurance that government regulations applicable to the Company's products or the interpretation of those regulations will not change, and thereby prevent the Company from marketing some or all of its products temporarily or permanently. Any such unanticipated delays or lack of approval would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company submitted a 510(k) Notification for the In-Tac Surgical System for use in bladder neck suspension procedures with women in August 1995 that was subsequently withdrawn due to FDA questions about the surgical procedure associated with the insertion device. The Company subsequently modified the surgical procedure to address the FDA questions and submitted a new 510(k) Notification for the In-Tac Surgical System in June 1996. There can be no assurance that the Company will obtain 510(k) clearance for the In-Tac Surgical System in a timely manner, if at all, or that the FDA will not have additional questions or require the submission of clinical data or a PMA for the device. Failure on the part of the Company to obtain 510(k) clearance for the In-Tac Surgical System could have a material adverse effect on the Company's business, financial condition, and results of operations.

  Based on conversations the Company has had with the FDA to date, the Company believes it may be possible to obtain market clearance for the In-Flow device through the submission of a 510(k) Notification with supporting clinical data. However, there can be no assurance that the FDA will not require the submission of a PMA for the In-Flow device. Moreover, there can be no assurance that clinical data obtained for In-Flow will support the substantial equivalence or safety and effectiveness of the device. Failure of the Company to obtain FDA approval for clinical studies of In-Flow or the failure of any clinical data obtained for the device to support the substantial equivalence or safety and effectiveness of the device could result in a requirement for submission of a PMA application and could have a material adverse effect on the Company's business, financial condition, and results of operations.

  The Company is currently evaluating its regulatory strategy for the In-Sure device and intends to engage in further discussions with the FDA prior to making a regulatory submission for the device. In January 1996 the Company submitted a 510(k) Notification for In-Sure. In February 1996, the FDA notified the Company that the 510(k) Notification was incomplete and that animal and clinical data would be required for the device. There can be no assurance that the FDA will not require the submission of a PMA application for In-Sure. The Company believes that its other proposed products including In-Tele, In-Probe and In-Bio may be cleared to market through the 510(k) Notification process. However, there can be no assurance that the FDA will not require substantial clinical data or the submission of a PMA for any of these products. Moreover, even if these products can be cleared to market through the 510(k) Notification process, there can be no assurance that, once 510(k) Notifications are submitted, 510(k) clearance could be obtained in a timely manner.

  Regulatory approvals, if granted, may include significant limitations on the intended uses for which a product may be marketed. FDA enforcement policy strictly prohibits the promotion by the Company and any of its distributors of approved medical devices for off-label uses. In addition, product approvals may be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. Manufacturers of medical devices are subject to strict federal regulations regarding validation and the quality of manufacturing, including periodic FDA inspections of the manufacturing facilities to determine compliance with GMP regulations relating to testing, control and documentation. The Company's existing and any future manufacturing facilities will be required to comply with these and all other applicable FDA regulations, and with regulations imposed by other governments. Ongoing compliance with GMP and other applicable regulatory requirements is monitored through periodic inspections by state and federal agencies, including the FDA, and by comparable agencies in other countries. Failure to comply with applicable United States and international regulatory requirements can result in failure of the relevant government agency to grant premarket approval for devices, withdrawal of approval, total or partial suspension of production, fines, injunctions, civil penalties, recall or seizure of products, and criminal prosecution. Furthermore, changes in existing regulations or adoption of new regulations or policies could prevent the Company from obtaining, or affect the timing of, future regulatory approvals or clearances.

  International sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. The Company also intends to seek ISO 9001 registration, an international manufacturing and design quality standard, and to seek the "CE" mark for its proposed products. The CE mark is recognized by countries that are members of the European Union and the European Free Trade Association and, effective in 1998, will be required to be affixed to all medical devices sold in the European Union. No assurance can be given that the Company will obtain the CE mark for any of its proposed products or satisfy ISO 9001 standards, or that any product which the Company may develop or commercialize will obtain the CE mark, or will be able to obtain any other required international regulatory clearance or approval on a timely basis, or at all. See "Business--Government Regulation."

LIMITED MANUFACTURING EXPERIENCE

  The Company has no experience in manufacturing commercial quantities of its proposed products and currently has a facility capable only of limited manufacturing of its proposed products for use in clinical trials and production of certain proposed products in commercial quantities. In order to successfully commercialize its proposed products, the Company will have to increase the number of units it can produce, reduce per-unit manufacturing costs and achieve the extremely high quality standards required for such products. In order to manufacture in commercial quantities on the foregoing basis, the Company will be required either to enhance significantly its existing capabilities and equipment and recruit and retain a sufficient number of skilled manufacturing personnel, or to enter into arrangements with third parties to manufacture its proposed products. Prior to commencing manufacturing of any products for commercial use in the United States, the Company's facility will be required to comply with GMP requirements. There can be no assurance that the Company will be able to establish manufacturing capability, obtain GMP approval, make the transition to commercial manufacturing successfully or manufacture its products cost-effectively, or at all. Failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Manufacturing."

ABSENCE OF MARKETING AND SALES CAPABILITY

  The Company has no experience marketing and selling products. Should the Company receive FDA clearance to market any of its products in the United States, the Company intends to establish a United States marketing and sales organization. Establishing marketing and sales capability sufficient to support sales in commercial quantities will require significant resources, and there can be no assurance that the Company will be able to recruit and retain qualified marketing personnel, direct sales personnel or contract sales representatives or that future sales efforts of the Company will be successful. Furthermore, due to the innovative nature of the Company's proposed products and the limited market awareness of such products, the Company anticipates that the marketing process may be lengthy, entailing the education of physicians in the proper use and advantages of the Company's proposed products. In addition, the Company intends to begin marketing its proposed products outside the United States through distributors. To date, the Company has not entered into any distributor agreements and there can be no assurance that the Company will be able to engage qualified distributors in these markets in a timely manner, if at all. While the Company is committed to establishing an effective distribution channel for its products, there can be no assurance that the Company will be successful in doing so. The failure to establish and maintain an effective distribution channel for the Company's products, or to retain qualified sales personnel to support commercial sales of the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Marketing and Sales."

UNCERTAIN MARKET ACCEPTANCE OF THE COMPANY'S PROPOSED PRODUCTS

  The Company's future growth and profitability will depend, in large part, on the acceptance by the medical community of the Company's proposed products, assuming products currently under development receive regulatory approval. This acceptance will be substantially dependent on educating the medical community as to the distinctive characteristics, perceived benefits and clinical efficacy of the proposed products. The Company believes that recommendations by urologists, gynecologists and urogynecologists will be essential for market acceptance of the Company's proposed products, and there can be no assurance that any such recommendations will be obtained. Furthermore, there can be no assurance that such products will be accepted by patients. In addition, there can be no assurance that patients will not develop adverse health effects while using the Company's products. Any such adverse health effects, or the perception that such products could cause any such adverse health effects, would have a material adverse effect on market acceptance of such products. Finally, the Company has not yet determined pricing of its proposed products, and the Company's pricing policies could adversely impact market acceptance of such products as compared to competing products and treatments. Any of the foregoing factors, or other factors, could limit or detract from market acceptance of the proposed products. Insufficient market acceptance of the proposed products would have an adverse effect on the Company's business, financial condition and results of operations. See "Business--Marketing and Sales."

DEPENDENCE ON PATENTS, LICENSES AND PROPRIETARY TECHNOLOGY

  The Company is dependent upon its proprietary technology and seeks to protect such technology through a combination of patents and confidentiality agreements. As of June 30, 1996, the Company had 4 U.S. patent applications, 2 U.S. provisional patent applications, 5 PCT patent applications and 10 foreign patent applications pending relating to the Company's technology underlying its products. In addition, the Company has an exclusive world-wide license to one issued U.S. patent, one pending U.S. patent application and 3 pending foreign patent applications, which cover certain technology related to the In-Tac System, including a method of transvaginal bladder neck suspension surgery using an anchor and suture inserted into the pubic bone. There can be no assurance that any patents will issue from such patent applications, that any claims obtained will provide adequate protection for the Company's products, or that such issued patents will be enforceable. In addition, methods of treating humans are generally not patentable outside of the United States. No assurance can be given that the technologies used by the Company do not infringe upon the proprietary rights of others. The Company could incur substantial costs in seeking enforcement of its patents against infringement or unauthorized use by others or in defending itself against patent infringement claims by others.

  The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation, interference proceedings commenced in the United States Patent and Trademark Office ("USPTO") by an examiner or by a third party to determine the priority of inventions, or an opposition proceeding in a foreign country. The defense and prosecution of intellectual property suits, interference proceedings, foreign opposition proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce or defend patents issued to the Company, to protect the Company's trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

  Any litigation, interference or opposition proceedings involving the Company will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation, interference or opposition proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. The Company has been notified by a third party that it has filed U.S. and PCT patent applications directed to methods of treating urinary incontinence by bladder neck suspension through the use of an anchor and suture inserted into bone. The Company has conducted a review of the third party's relevant issued patents and concluded that no patent infringement liability currently exists. In addition, the Company believes, based on its review of available documents, that it is unlikely that a valid patent will issue having claims sufficiently broad to interfere with the Company's ability to sell its proposed In-Tac surgical system. However, there can be no assurance that U.S. or other patents will not issue in the future in the name of this particular third party or another containing claims which would constrain the Company's ability to manufacture and sell its products or prevent customers of the Company from practicing the method of bladder neck suspension contemplated by use of the Company's In-Tac Surgical System. The Company is also aware of a number of U.S. patents of third parties related to intraurethral valved catheters for the treatment of incontinence. The Company believes that Influence's proposed devices will not infringe the claims of those patents. Although the Company has not received any notice or threat of patent infringement related to such patents, there can be no assurance that a suit for patent infringement will not be filed by any of the patent owners or licensees in the future, that the Company will prevail in any suit for patent infringement, or that the Company will not be required to take a license under unfavorable terms or be enjoined from manufacturing and selling its intraurethral valved catheter incontinence devices.

  In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through confidentiality and proprietary information agreements. These agreements generally provide that all confidential information developed or made known to the individual by the Company during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. See "Business--Patents, Licenses and Proprietary Technology."

ABILITY TO MANAGE EXPANDING OPERATIONS

  In order to achieve its business objectives, the Company must undergo substantial changes in its operations to transition from a company primarily involved in research and development to a company which develops, manufactures, markets, and supports products and services for the marketplace. These changes have placed, and are expected to continue to place, a significant strain on the Company's limited administrative, operational and financial resources. The Company only recently has begun the process of developing the management and operational capabilities and financial and accounting systems and controls necessary for this transition, should it occur. In addition, the Company has only recently hired certain key members of its management team. The ability of the Company to achieve its business objectives will depend in large part on its ability to build or subcontract efficient manufacturing operations, to develop its operational and sales and marketing capabilities and its financial and management information systems, to develop the management skills of its managers and supervisors, and to train, motivate and manage both its existing employees and the additional employees that will be required if the Company is to achieve its business objectives. There can be no assurance that the Company will succeed in developing all or any of these capabilities, and any failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

DEPENDENCE ON KEY PERSONNEL

  The Company's future success will likely depend to a significant extent on its executive officers and key employees, including Dr. Peter Bick, Dr. Mordechay Beyar, Oren Globerman and Ze'ev Sohn, and other technical, managerial and marketing personnel. The loss of the services of any of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not have, and is not contemplating securing, key man life insurance on any of its executive officers or other key personnel. There can be no assurance that any of these individuals or any other key employee will not voluntarily terminate his or her employment with or service to the Company. The Company believes that its future success will also depend significantly on its ability to attract, motivate and retain additional highly skilled technical, managerial and marketing personnel. Competition for qualified personnel is intense, especially in Israel, where the Company's main research and development facilities are located, and there can be no assurance that the Company will be successful in attracting, assimilating and retaining the personnel required to grow and operate profitably. See "Business--Employees," "Management-- Directors, Executive Officers and Key Employees" and "Management--Employment Agreements."

INTENSE COMPETITION AND RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE

  The Company is engaged in rapidly evolving and highly competitive fields. Competition from medical device manufacturers and pharmaceutical companies and other competitors is intense and expected to increase. Many of these companies have substantially greater capital resources, research and development staffs, facilities, and experience in obtaining regulatory approvals as well as in the manufacturing, marketing and distribution of products than the Company. Academic institutions, hospitals, governmental agencies and other public and private research organizations also conduct research and seek patent protection and may develop competing products or technologies on their own or through joint ventures. In addition, recently developed technologies or technologies that may be developed in the future are, or may be, the basis for competitive products. The Company's products could be rendered obsolete or uneconomical by technological advances by one or more of the Company's competitors or by other therapies such as drugs to treat conditions addressed by the Company's products. The Company's business, financial condition and results of operations will depend upon whether the Company can compete effectively with other developers of such medical devices and therapies.

  In addition, some of the Company's competitors have greater experience than the Company in conducting preclinical and clinical trials and obtaining FDA and other regulatory approvals. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for products more rapidly than the Company. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their products before their competitors may achieve a significant competitive advantage, including certain patent and FDA marketing exclusivity rights that would delay the Company's ability to market certain products. There can be no assurance that products resulting from the Company's research and development efforts will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere. See "Business--Competition."

UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT

  In the United States, hospitals, physicians and other healthcare providers that purchase medical devices generally rely on third-party payors, such as private health insurance plans, health maintenance organizations, preferred provider organizations, as well as government-sponsored programs, such as Medicare and Medicaid, to reimburse all or part of the cost associated with the treatment of patients. Medicare and many other third-party payors do not reimburse for procedures deemed "experimental" or "investigational." There is usually no precise date when a procedure ceases to be experimental or investigational, but devices in clinical investigation are usually deemed to be experimental or investigational. The failure to cover early use of a procedure deters usage, delaying acceptance even longer. Furthermore, there can be no assurance, even if the Company's products are cleared or approved by the FDA for new clinical applications, that any reimbursement will be available for such procedures. A key component in the reimbursement decision by the United States Health Care Financing Administration, which administers Medicare, and most private insurers is the assignment of a Current Procedural Terminology ("CPT") code which is used in the submission of claims to insurers for reimbursement of medical services. CPT codes are assigned, maintained and revised by the CPT editorial board administered by the American Medical Association. The Company intends to petition the CPT editorial board for codes for its proposed products. There can be no assurance that the Company will succeed in securing recognition by the CPT editorial board of specific codes for its proposed products. Failure to secure recognition by the CPT editorial board could have a material adverse effect on the Company's business, financial condition and results of operations. The Company currently has no experience in obtaining reimbursement for its products in the United States or other countries. In addition, third-party payors are routinely limiting reimbursement coverage for medical devices and in many instances are exerting significant pressure on medical suppliers to lower their prices. The Company could also be adversely affected by changes in reimbursement policies of government or private health care payors, particularly to the extent that any such changes affect reimbursement for therapeutic or diagnostic procedures in which the Company's products are used. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from healthcare payors for procedures in which the Company's products are used, or adverse changes in government and private third-party payors' policies toward reimbursement for such procedures, could have a material adverse effect on the Company's business, financial condition and results of operations.

  Market acceptance of the Company's products in international markets may be dependent in part upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government-sponsored and private healthcare insurance. Although the Company will seek international reimbursement approvals, obtaining such approvals can require 12 to 18 months or longer and there can be no assurance that any such approvals will be obtained in a timely manner, if at all. Failure to receive additional international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which the Company is seeking approvals and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Third Party Reimbursement."

PRODUCT LIABILITY EXPOSURE

  Medical product companies face an inherent business risk of financial exposure to product liability claims in the event that the use of their products results in personal injury. The Company's products are and will be designed with numerous safety features, but it is possible that a patient's health could be adversely affected by use of one of the Company's products or that a death could occur. Further, in the event that any of the Company's products prove to be defective, the Company may be required to recall and redesign such products. Market clearance or approval of the Company's products by the FDA will not shield the Company from potential product liability exposure. Although the Company has not experienced any material losses due to product liability claims to date, there can be no assurance that it will not experience such losses in the future. The Company maintains liability insurance. However, there can be no assurance that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities actually incurred, and the Company anticipates that it will review such coverage from time to time. In the event the Company is found liable for damages in excess of the limits of its insurance coverage, or if any claim or product recall results in significant adverse publicity against the Company, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business-- Product Liability and Warranties."

UNCERTAINTY OF FUTURE CAPITAL REQUIREMENTS

  The Company's capital requirements will depend on numerous factors. These include the completion of development of the Company's products, progress and costs of clinical trials, the timing and costs of various U.S. and foreign regulatory filings, the timing and receipt of various U.S. and foreign governmental approvals, the costs involved in preparing, filing, presenting, maintaining and enforcing patent claims, the timing and extent to which the Company's products gain market acceptance, the timing and costs of product introduction, the costs of developing marketing and distribution capabilities, if regulatory approvals are received, and the technological advances of competitors. The timing and amount of such capital requirements cannot accurately be predicted. Consequently, although the Company believes the proceeds from this Offering will provide adequate funding for its capital requirements through 1998, there can be no assurance that the Company will not require additional funding or that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

CONCENTRATION OF OWNERSHIP

  Upon completion of the Offering, and assuming no exercise of the Underwriters' over-allotment options, the officers, directors, and principal stockholders of the Company, as a group, will beneficially own approximately
  % of the outstanding Shares. As a result, until there is a substantial decrease in the percentage of the outstanding Shares held by such principal shareholders, such principal shareholders could act together to elect all of the members of the Board of Directors, to approve all matters requiring shareholder approval and to significantly influence the affairs of the Company. See "Management" and "Principal Shareholders."

POTENTIAL CONFLICTS OF INTEREST

  Certain key employees of the Company also are affiliated with other companies. Oren Globerman, a founder and Vice Chairman of Influence and a General Manager of IMT, Influence's Israeli subsidiary, is also the General Manager of InStent Israel, Ltd. ("InStent"), a subsidiary of Medtronic, Inc., a medical device manufacturer. Dr. Mordechay Beyar, a founder and Vice Chairman of Influence and a General Manager of IMT, Influence's Israeli subsidiary, is a consultant to InStent. In addition, Mr. Globerman and Dr. Beyar also work for another developer of medical technology which they control and a pharmaceutical development company in which they are shareholders, neither of which companies are involved in incontinence or related fields. The pursuit of these other business interests could distract them from pursuing opportunities on behalf of the Company and could lead to potential conflicts of interest related to corporate opportunities. See "Certain Transactions."

POSSIBLE ADVERSE IMPACT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE

  Sales of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this Offering could materially and adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon the completion of this Offering, the Company will have
     shares of Common Stock outstanding, of which the      shares offered
hereby will be freely tradeable (unless held by affiliates of the Company)
without restriction. The remaining      shares will be restricted securities
within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company's directors, executive officers and certain of its
shareholders, who in the aggregate hold       of the shares of Common Stock of
the Company outstanding immediately prior to the completion of this Offering, have entered into lock-up agreements under which they have agreed not to sell, directly or indirectly, any shares owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. Upon expiration of the 180 day lock-up agreements,
approximately      additional shares of Common Stock will become eligible for public resale, subject in some cases to volume limitations pursuant to Rule
144 under the Securities Act. The remaining approximately      shares held by
existing stockholders will become eligible for public resale at various times over a period of less than two years following the completion of this offering, subject in some cases to vesting provisions and volume limitations. The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market. If the proposed amendment becomes effective, holding periods referred to in this paragraph will be reduced, which will have a material effect on the times when shares of Common Stock become eligible for resale. See "Shares Eligible for Future Sale."

ABSENCE OF PRIOR MARKET FOR SHARES; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public trading market for the Shares, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The stock market has from time to time experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. Moreover, especially with the current uncertainty about health care policy, reimbursement and coverage in the United States, there has recently been significant volatility in the market price and trading volume of securities of medical device and other health care companies unrelated to the performance of such companies. Announcements of technological or medical innovations or new commercial products by the Company or its competitors, developments or disputes concerning intellectual property rights, changes in governmental regulation or the status of the Company's regulatory approvals or applications, changes in earnings, changes in health care policies and practices, economic and other external factors, political, economic and other developments in the State of Israel, as well as period-to-period fluctuations in financial results of the Company and comments by financial analysts may have a significant impact on the market price and marketability of the Shares. Fluctuations or decreases in the trading price of the Shares may adversely affect the liquidity of the trading market for the Shares and, in the event that the Company seeks to raise capital through future equity financing, the Company's ability to raise such equity capital. The initial public offering price of the Shares in the Offering will be determined by negotiations among the Company and the Representatives (as defined herein) of the Underwriters based on several factors and may not be indicative of prices that will prevail in the open market. See "Underwriting."

ABSENCE OF DIVIDENDS

  Influence has not paid any dividends on its Shares and does not presently anticipate paying any dividends on such Shares in the foreseeable future. Since the Company's Israeli subsidiary will generate most of the operating revenues of the Company, Influence will be dependent upon the dividend distributions it receives from its Israeli subsidiary as a source for any payment of cash dividends to Influence shareholders. The Company's Israeli subsidiary may pay cash dividends in any fiscal year only out of "profits," as determined for Israeli statutory purposes. As a result, the ability of Influence to pay dividends to shareholders may be limited. In addition, the Company's Israeli subsidiary has applied for certain benefits under the laws relating to "Approved Enterprises," and if such approval is granted, the payment of dividends by the Company's Israeli subsidiary during the first two years of such benefits may subject it to certain Israeli taxes to which it would not otherwise be subject, which may further limit the Company's ability to pay dividends. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION

  A purchaser of Shares in the Offering will experience immediate and
substantial dilution of approximately $   per Share. The net tangible book
value of the Shares outstanding subsequent to the Offering will be substantially less than the per share public offering price of the Shares. Such investors will suffer additional dilution upon exercise of outstanding options. See "Dilution."

PRINCIPAL SUBSIDIARY'S LOCATION IN ISRAEL

  The Company's product development and proposed production facilities are located in the State of Israel, and the Company is directly affected by the political, economic and military conditions to which that country is subject. Accordingly, any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on the Company's business, financial condition and results of operations.

  Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries. In addition, Israel and companies doing business with Israel have been the subject of an economic boycott initiated by the Arab countries since Israel's establishment. Although Israel has entered into certain agreements with Egypt, Jordan and the Palestinian National Authority, and certain aspects of the Arab boycott have been relaxed, no prediction can be made as to whether a full resolution of these problems will be achieved or as to the nature of any such resolution.

  Many of the Company's officers and employees are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time. The Company has operated effectively under these requirements to date. No prediction can be made as to the effect on the Company of any expansion of these obligations.

  The Company has applied for tax benefits from, and expects to participate in programs sponsored by, the Government of Israel, including certain government grants, tax benefits and programs. If the Company does not in fact receive such benefits, or if received, such benefits are terminated or reduced substantially, there could be a material adverse effect on the Company's business, financial condition and results of operation. See "Israeli Taxation and Investment Programs."

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

  Influence's principal subsidiary is incorporated in Israel, certain of its officers and directors are non-residents of the United States, and a substantial portion of the assets of such persons and the Company are located outside the United States. It may be difficult for investors to (i) effect service of process against certain of the Company's officers and directors who reside outside the United States, or (ii) enforce, in United States courts, judgments against such officers and directors who may be deemed to be underwriters, which are obtained in such courts predicated upon the civil liability provisions of the United States federal securities laws. In addition, the Company understands that there is doubt as to whether the courts of Israel would enforce, in original actions brought in such courts, civil liabilities against the Company or such persons predicated solely upon the federal securities laws of the United States. The Company understands that Israeli courts may enforce a foreign (including United States) final executory judgment for liquidated damages in a civil suit, obtained after due trial before a court of competent jurisdiction (as determined under Israeli law), provided that (i) the courts of such jurisdiction would enforce similar Israeli judgments, (ii) due service of process with respect to the Israeli enforcement action has been effected upon the party against whom the foreign judgment is to be enforced, (iii) such judgment or its enforceability is not contrary to the law, public policy, security or sovereignty of the State of Israel, (iv) such judgment was not obtained by fraud and does not conflict with any other such judgment in the same matter between the same parties, and
(v) an action between the same parties with regard to the same subject matter was not pending in any court or tribunal in Israel at the time the original lawsuit was instituted in the foreign court. Foreign judgments enforced by Israeli courts will generally be payable in Israeli currency and a specific permit of the Israeli Controller of Foreign Exchange will be required to convert such currency into dollars and to transfer out of Israel proceeds of a foreign judgment enforced in Israel. Judgment creditors bear the risk of unfavorable exchange rates.

                                  THE COMPANY

  Influence, Inc. was incorporated in Delaware on November 9, 1994, and IMT, its Israeli subsidiary, was formed on January 1, 1995. The Company's corporate headquarters are located at 601 Montgomery Street, Suite 845, San Francisco, California 94111; the telephone number is (415) 421-5600. The Company's research and development facilities, Israeli headquarters and manufacturing facilities are located in Ramat Gan (a suburb of Tel Aviv), Israel.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Shares
offered hereby are estimated to be approximately $     (approximately $     if
the Underwriters' over-allotment option is exercised in full) assuming an
initial public offering price of $     per Share, and after deducting the
underwriting discounts, commissions and estimated offering expenses payable by the Company.

  The Company intends to use such net proceeds for additional research and product development, conducting clinical trials, obtaining regulatory approvals, expanding sales, marketing and manufacturing capabilities, repayment of notes in the aggregate amount of $2 million payable to a stockholder and for working capital and general corporate purposes. The Company may also use a portion of such net proceeds to finance potential acquisitions of businesses, products or technology. As of the date of this Prospectus, the Company has no current plans or commitments regarding any such acquisitions, and no acquisitions are currently under negotiation. Pending use of the proceeds from the Offering as described above, the Company intends to invest the proceeds primarily in United States government obligations or other investment-grade, interest-bearing investments.

  The Company believes that the net proceeds of this Offering, together with its existing capital resources and interest income will be sufficient to fund its operating expenses and capital requirements as currently planned through the end of 1998. However, there can be no assurance that such funds will be sufficient to fund its operating expenses and capital requirements during such period. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors. These include the completion of development of the Company's products, progress and costs of clinical trials, the timing and costs of various US and foreign regulatory filings, the timing and receipt of various US and foreign governmental approvals, the costs involved in preparing, filing, presenting, maintaining and enforcing patent claims, the timing and extent to which the Company's products gain market acceptance, the timing and costs of product introduction, the costs of developing marketing and distribution capabilities, if regulatory approvals are received, and the technological advances of competitors. See "Risk Factors--Uncertainty of Future Capital Requirements."

                                DIVIDEND POLICY

  Influence has never paid dividends on its Shares and does not presently intend to pay dividends in the foreseeable future. Influence intends to retain its earnings to finance the development of its business. Any future dividend policy will be determined by Influence's Board of Directors (the "Board") based upon conditions then existing, including the Company's earnings, financial condition, tax position and capital requirements as well as such economic and other conditions as the Board may deem relevant. Since the Company's Israeli subsidiary will generate most of the operating revenues of the Company, Influence will be dependent upon the dividend distributions it receives from its Israeli subsidiary as a source for any payment of cash dividends to Influence shareholders. The Company's Israeli subsidiary may pay cash dividends in any fiscal year only out of "profits," as determined for Israeli statutory purposes. As a result, the ability of Influence to pay dividends to its shareholders may be limited. In addition, the Company's Israeli subsidiary has applied for certain benefits under the laws relating to "Approved Enterprises," and if such approval is granted, the payment of dividends by the Company's Israeli subsidiary during the first two years of such benefits may subject it to certain Israeli taxes to which it would not otherwise be subject, which may further limit the Company's ability to pay dividends. See "Israeli Taxation and Investment Programs."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1996, and as adjusted to give effect to the receipt of the estimated net
proceeds from the sale of      Shares offered by the Company hereby at an
assumed initial public offering price of $     per share and the repayment of
notes in the aggregate amount of $2 million (including amounts advanced after June 30, 1996) payable to a stockholder. This table should be read in conjunction with the more detailed financial data and notes thereto included elsewhere in this Prospectus.

                                                            JUNE 30, 1996
                                                        -----------------------
                                                          ACTUAL    AS ADJUSTED
                                                        ----------  -----------
Note payable to stockholder............................ $1,000,000     $ --
                                                        ----------     ----
Stockholders' (deficit) equity(1):
 Series A Preferred Stock, par value $0.01, 750,000
  shares authorized 713,000 shares issued and outstand-
  ing actual; 850,000 shares authorized, none issued
  and outstanding, as adjusted.........................      7,130
 Common Stock, par value $0.001, 4,800,000 shares au-
  thorized 3,934,750 shares issued and outstanding ac-
  tual; 30,000,000 shares authorized,        issued
  and outstanding, as adjusted.........................      3,935
 Additional paid-in capital............................  3,593,510
 Unearned compensation.................................   (271,233)
 Deficit accumulated during the development stage...... (3,462,127)
                                                        ----------     ----
  Total stockholders' (deficit) equity.................   (128,785)
                                                        ----------     ----
  Total capitalization................................. $  871,215     $
                                                        ==========     ====

- --------
(1) Based upon shares outstanding as of June 30, 1996. Excludes (i) 391,750 shares issuable upon exercise of options outstanding under the 1995 Stock Option Plan at an exercise price of $5.00 per share, and (ii) 58,250 shares reserved for future issuances of stock options.

                                   DILUTION

  Dilution represents the difference between the offering price per Share paid by the purchasers in this Offering and the net tangible book value per Share immediately after completion of this Offering. The consolidated net tangible book value deficit of the Company as of June 30, 1996 was $128,785 or approximately $0.03 per Share. "Consolidated net tangible book value deficit per Share" represents the amount of (i) total consolidated tangible assets, less total consolidated liabilities, divided by (ii) the number of Shares outstanding on such date, including the conversion of all Preferred Shares.
After giving effect to the sale of      shares of Common Stock offered hereby
at an assumed initial public offering price of per share, resulting in net
proceeds to the Company at approximately $     million, the pro forma
consolidated net tangible book value of the Company as of June 30, 1996 would
have been $     or approximately $   per Share. This represents an immediate
increase in consolidated net tangible book value deficit of approximately $ per Share to existing shareholders and an immediate dilution of approximately
$   per Share to new investors. The following table illustrates this per Share dilution:

Assumed initial public offering price............................         $
 Consolidated net tangible book value deficit before the Offer-
  ing............................................................ $(0.03)
 Change in consolidated net tangible book value deficit attribut-
  able to purchase of Shares by new investors....................
                                                                  ------
Consolidated net tangible book value after the Offering..........         $
                                                                          -----
Dilution per share to new investors..............................         $
                                                                          =====

  The following table summarizes on a pro forma basis as of June 30, 1996, the number of Shares purchased from the Company, the total cash consideration paid and the average price per share paid by existing shareholders and to be paid by purchasers of shares offered hereby at an assumed initial offering price of
$     before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                                          TOTAL
                                  SHARES PURCHASED    CONSIDERATION     AVERAGE
                                  ----------------- ------------------ PRICE PER
                                   NUMBER   PERCENT   AMOUNT   PERCENT   SHARE
                                  --------- ------- ---------- ------- ---------
Existing shareholders............ 4,647,750         $2,969,055           $0.64
New investors....................                   $                    $
                                  ---------   ---   ----------   ---
Total............................             100%  $            100%    $
                                  =========   ===   ==========   ===

  The foregoing (i) assumes the conversion of all shares of Series A Preferred Stock into Common Stock prior to closing of this Offering, (ii) assumes no exercise of the Underwriters' over-allotment option and, (iii) assumes no exercise of any outstanding stock options. At June 30, 1996, there were outstanding options to purchase an aggregate of 391,750 shares of Common Stock at an exercise price of $5.00 per share. To the extent such outstanding options are exercised, there will be further dilution to new investors. See "Management--Stock Option Plans," and Notes 6 and 9 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected financial data as of December 31, 1994 and 1995 and for the period from November 9, 1994 (inception) through December 31, 1994 and for the year ended December 31, 1995 have been derived from the financial statements of the Company as set forth elsewhere in this Prospectus that have been audited by Coopers & Lybrand, L.L.P., independent accountants. The selected financial data as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 have been derived from unaudited financial statements of the Company as set forth elsewhere in this Prospectus, which, in management's opinion, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a proper statement of the results for such periods. The financial data set forth below should be read in conjunction with the financial statements, related notes and other financial information contained in this Prospectus.

                               NOVEMBER 9,
                                   1994
                               (INCEPTION)  YEAR ENDED   SIX MONTHS ENDED JUNE
                                 THROUGH     DECEMBER             30,
                               DECEMBER 31,     31,      ----------------------
                                   1994        1995        1995        1996
                               ------------ -----------  ---------  -----------
CONSOLIDATED STATEMENT OF OP-
 ERATIONS DATA:
Research and development
 costs.......................   $      --   $   771,326  $ 291,547  $   775,419
Patent and licensing costs...     300,000       478,870     36,949       57,158
General and administrative
 expenses....................          --       459,271    190,435      635,584
                                ---------   -----------  ---------  -----------
 Total operating expenses....     300,000     1,709,467    518,931    1,468,161
Interest income..............          --        11,971         --        3,530
                                ---------   -----------  ---------  -----------
Net loss.....................   $(300,000)  $(1,697,496) $(518,931) $(1,464,631)
                                =========   ===========  =========  ===========
Pro forma net loss per share
 (1).........................               $                       $
                                            ===========             ===========
Shares used in computing pro
 forma net loss per
 share (1)...................

                                                 DECEMBER 31,
                                              --------------------   JUNE 30,
                                                1994       1995        1996
                                              --------  ----------  ----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................... $     --  $1,375,262  $  826,368
Working capital.............................. (296,470)  1,011,833     464,122
Total assets.................................       --   1,626,902   1,494,391
Note payable to stockholder..................       --          --   1,000,000
Deficit accumulated during the development
 stage....................................... (300,000) (1,997,496) (3,462,127)
Stockholders' (deficit) equity............... (296,470)  1,147,079    (128,785)

- --------
(1) See Note 2 of Notes to Consolidated Financial Statements for information concerning computation of the per share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The Company is a development stage company and all its products are currently under development. Therefore, the following discussion necessarily contains certain forward-looking statements which reflect the Company's plans, estimates and beliefs. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this Prospectus, particularly in "Risk Factors." The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and the Notes thereto which appear elsewhere in this Prospectus.

OVERVIEW

  The Company is engaged in the design, development and commercialization of a disease management system of products for the diagnosis and treatment of urinary incontinence in both men and women. The Company's products under development include diagnostic tools, remote controlled intraurethral valved catheter systems and proprietary surgical tools and equipment for performing minimally invasive surgery to restore continence.

  Influence was incorporated on November 9, 1994, and IMT, its wholly owned Israeli subsidiary, was formed shortly thereafter. The Company's principal development activities have been carried out at IMT. For several years prior to the organization of the Company, the Company's core energy transfer technology and components of the In-Tac Surgical System were under development by Dr. Beyar, Ze'ev Sohn and Oren Globerman, three of the Company's principal founders. Following the organization of the Company, Dr. Beyar and Mr. Globerman, and their research and development company, NMB Medical Applications Ltd. ("NMB"), transferred to the Company all rights to commercially exploit these technologies. The Company paid NMB approximately $326,000 in 1994 and 1995 for the technologies acquired by the Company from NMB. From inception through June 30, 1996, IMT paid Dr. Beyar, Oren Globerman and Ze'ev Sohn, for their continued development efforts in the field of the Company's products on behalf of the Company. Beginning July 1, 1996, Dr. Beyar and Mr. Globerman will provide their services directly to IMT, and NMB will no longer receive fees for these services.

  Since inception, the Company has not derived any revenues from product sales, and has accumulated a deficit of $3,462,127 mainly related to research and development expenditures and expenses related to clinical trials and seeking regulatory approvals. Influence expects to continue to incur significant and increasing operating losses through at least 1998 as the Company continues to complete product development, conduct clinical trials and seek regulatory approvals for its incontinence disease management products. In addition, the Company anticipates increasing operating expenses for marketing and sales efforts in contemplation of product introductions and market development and administrative activities to support the growth of the Company.

  All of the Company's products are still under development. The Company has only performed a limited number of pre-clinical and clinical studies on certain of its products under development. The Company's products will require significant research, development, testing and regulatory approvals prior to commercialization. There can be no assurance that any of the Company's proposed products will prove to be safe or efficacious, receive requisite regulatory approvals, demonstrate substantial therapeutic benefit, be commercialized on a timely basis or be accepted by the marketplace.

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1996 and 1995

  Research and Development Costs. Research and development costs increased to $775,419 for the six months ended June 30, 1996 from $291,547 for the corresponding period of the prior year. This increase was primarily due to increased product development activities in 1996, including additional personnel and pre-clinical and clinical trials.

  Patent and Licensing Costs. Patent and licensing costs increased to $57,158 for the six months ended June 30, 1996 from $36,949 for the corresponding period of the prior year. This increase was primarily due to increased costs related to patent filings and prosecution in 1996.

  General and Administrative Expenses. General and administrative expenses increased to $635,584 for the six months ended June 30, 1996 from $190,435 for the corresponding period of the prior year. This increase was primarily due to relocation of the Company's Israeli facility, establishment of U.S. corporate headquarters and additional personnel costs.

Year Ended December 31, 1995 and Inception (November 9, 1994) through December 31, 1994

  The Company did not conduct any operations from its inception until January 1, 1995. In connection with the founding of Influence, certain of the Company's core technology was transferred to the Company in 1994 from NMB, in exchange for $300,000 to reimburse NMB for development expenditures prior to that time.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations to date principally through a private placement of the Company's Preferred Stock and through the issuance of shareholder promissory notes. During 1995, the Company raised approximately $3.6 million through the issuance of Series A Preferred Stock. In June and August 1996 a shareholder of the Company loaned the Company an aggregate of $2.0 million, payable within two years of issuance with interest accruing at a federal short term rate. The Company intends to use the net proceeds of this Offering to repay such debt plus interest thereon. Cash used to fund operations, since inception was approximately $2.7 million and the Company's capital expenditures through June 30, 1996 have aggregated approximately $429,000. At June 30, 1996, the Company had cash and cash equivalents of $826,368. The Company has received assurances from certain stockholders that they will provide the financing necessary to enable the Company to continue to operate through the earlier of December 31, 1997 or until alternative financing, including the proceeds of this Offering, can be obtained.

  The Company expects to incur significant additional operating losses over each of the next several years and expects cumulative losses to increase significantly as the Company continues to expand its research and development, clinical trials and marketing efforts. The Company anticipates that the proceeds of the Offering and interest thereon, together with existing cash and cash equivalents, will be sufficient to fund its operations, including increased working capital expenditures, through at least 1998.

  Future liquidity and capital requirements of the Company will depend upon a number of factors. These include the completion of development of the Company's products, progress and costs of clinical trials, the timing and costs of various U.S. and foreign regulatory filings, the timing and receipt of various U.S. and foreign governmental approvals, the costs involved in preparing, filing, presenting, maintaining and enforcing patent claims, the timing and extent to which the Company's products gain market acceptance, the timing and costs of product introduction, the costs of developing marketing and distribution capabilities, if regulatory approvals are received, and the technological advances of competitors. The Company may be required to seek additional funds through debt or equity financing, arrangements with corporate partners or from other sources. Issuance of additional equity securities could result in substantial dilution in ownership and control to the then existing shareholders. There can be no assurance that any such funds will be available on terms acceptable to the Company, or at all.

EFFECTIVE CORPORATE TAX RATE

  The Company anticipates that most of the Company's future revenues and profits, if any, would be derived through IMT, which holds the rights to commercially exploit the Company's core technologies. As of December 31, 1995, the Company's Israeli subsidiary, IMT, had net operating loss carry forwards for Israeli tax purposes of approximately $1.2 million, which may be carried forward indefinitely. See Note 7 of Notes to Consolidated

Financial Statements appearing elsewhere in this Prospectus. IMT has applied for "Approved Enterprise" status under the Law for Encouragement of Capital Investments, 1959 for its Ramat Gan, Israel, facility. If the facility is designated as an Approved Enterprise, it would be eligible for certain tax benefits. Undistributed income derived from this Approved Enterprise would be tax exempt for two years from the first year it generated income and is subject to a reduced tax (dependent on percentage of foreign shareholder ownership) for an additional period of up to eight years. If the Company's Israeli plant is designated as an Approved Enterprise, the Company anticipates that a significant portion of the Company's taxable income, if any, over the next several years will be tax exempt or subject to reduced tax rates in Israel. See "Israeli Taxation and Investment Programs--Law for the Encouragement of Capital Investments, 1959." The Company expects, however, that it will pay taxes in the U.S. based on profits from sales of products in the U.S. and intercompany licensing fees paid by IMT to Influence. Accordingly, Influence, will be subject to U.S. corporate income taxes on a portion of its income. See "United States Federal Income Taxation."

                                   BUSINESS

  The Company is a development stage company and all its products are currently under development. Therefore, the following discussion necessarily contains certain forward-looking statements which reflect the Company's plans, estimates and beliefs. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this Prospectus, particularly in "Risk Factors."

GENERAL

  Influence is engaged in the design, development and commercialization of a disease management system of products for the diagnosis and treatment of urinary incontinence in both women and men. The Company's products under development include diagnostic tools, remote controlled intraurethral valved catheter systems and proprietary surgical tools and equipment for performing minimally invasive surgery to restore continence. These products are designed to address the inadequacies of current diagnostic and treatment options and to offer cost effective solutions to improve clinical outcomes and increase patient satisfaction.

  The Company intends to offer the physician a range of complementary diagnostic and therapeutic products for the management of incontinence. The Company recently filed a 510(k) Pre-Market Notification (a "510(k) Notification") with the U.S. Food and Drug Administration (the "FDA") for its In-Tac Surgical System to treat women with incontinence. The In-Tac System incorporates the Company's proprietary bone anchors and anchor insertion device to enable a minimally invasive transvaginal bladder neck suspension procedure. Bladder neck suspensions are performed primarily to relieve severe stress incontinence that is caused by descent (prolapse) of the urethra and bladder neck. Approximately 120,000 bladder neck suspension surgeries were performed in 1993 in the U.S. using methods which typically require abdominal or vaginal incisions and general anesthesia. In contrast, the In-Tac procedure requires no abdominal or vaginal incisions and can be performed using local anesthesia, which introduces less trauma to the patient, shortens the post-operative recovery period, and reduces the need for hospitalization.

  The Company is also developing a non-surgical, remote controlled, intraurethral valved catheter, In-Sure, for the treatment of stress incontinence. In-Sure includes a disposable silicone catheter that is intended to be inserted by a healthcare provider into a woman's urethra and replaced approximately once per-month. The catheter incorporates a proprietary valve system that is opened and closed with a remote control. In-Sure is intended to offer a non-surgical alternative for the treatment of stress incontinence that is easy and convenient for the patient to use. The Company is also developing a variation of this product, the In-Flow, which incorporates an intraluminal pump that can actively void a patient's bladder. In-Flow is intended to offer an alternative to continuous Foley catheterization and intermittent self-catheterization for patients with overflow incontinence associated with atonic bladder. In-Flow is intended to avoid the inconvenience associated with currently available treatment options and potentially reduce associated complications, including recurrent urinary tract infections. The Company is also developing male versions of these products, In-Sure-M and In-Flow-M. The Company has completed pilot trials of In-Flow in Israel and Europe and intends to initiate multicenter clinical trials in Europe and the U.S. in 1997.

  The Company is also developing a number of complementary diagnostic and therapeutic products to manage incontinence. In-Probe is a diagnostic system being designed to identify quantitatively the specific cause of incontinence and assist the physician in choosing an appropriate course of treatment. The Company believes its In-Tele device, a small wireless disposable transmitter inserted into the bladder, will enable more accurate diagnosis of urge incontinence and may reduce the incidence of unnecessary surgeries. In-Bio is a portable wireless biofeedback device which is being designed to increase the effectiveness of pelvic floor training exercises by providing a convenient method of feedback to patients outside of a physician's office. The Company is also developing the In-Cuff, a permanent, implantable, remote-controlled, artificial sphincter for the treatment of incontinence in men. Additionally, Influence is seeking to apply its technology in the development of medical devices outside the field of incontinence.

BACKGROUND

 Incontinence Overview

  Urinary incontinence, the involuntary leakage of urine, is a significant health problem afflicting approximately 10 million women and 3 million men in the U.S. It is estimated that 50% of the 1.5 million nursing home residents suffer from incontinence. The U.S. Department of Health and Human Services Agency for Health Care Policy and Research ("AHCPR"), estimated that costs associated with the management and treatment of urinary incontinence in the U.S. exceed $16 billion annually, including over $5 billion related to patients in nursing homes. Incontinence may be caused by a wide range of factors, including childbirth, menopause, surgery, obesity, drugs and neurological damage. Incontinence patients suffer from a variety of physical and psychological problems including urinary tract infections, rashes, pressure sores, embarrassment, decreased sexual activity, depression and loss of productive activity.

 Anatomy and Physiology of the Urinary Tract System

  The urinary tract aids the body in eliminating waste. The kidneys process blood and filter waste products from the circulatory system, creating urine to remove the waste. The ureters drain urine from the kidneys into the bladder, which serves as a reservoir until urination. The urethral sphincter is a group of muscles at the base of the bladder that surrounds the bladder neck and urethra and aids the bladder in maintaining continence. The urethra is the tube through which urine flows when the bladder empties. Emptying the bladder is caused by a combination of involuntary and voluntary nervous system activity. When the bladder becomes full, stretch receptors located in the bladder wall transmit impulses through the nervous system initiating a desire to urinate. A reflex signal is transmitted to both the bladder wall (the detrusor muscle), causing it to contract, and to the urethral sphincter which relaxes, allowing urination to occur.

                       [DIAGRAM OF MALE PELVIC ANATOMY]

                      [DIAGRAM OF FEMALE PELVIC ANATOMY]

 Types and Causes of Incontinence

  There are four main types of urinary incontinence, as defined in the Clinical Practice Guideline issued by the AHCPR. Each type of incontinence may be caused by multiple underlying pathologies, and patients may experience more than one type of incontinence, often making effective diagnosis and treatment difficult.

  Stress incontinence. Stress incontinence is the involuntary loss of urine during physical activities which increase abdominal pressure, such as exercise, laughing, coughing, and sneezing. In women, stress incontinence is commonly caused by hypermobility of the bladder neck and the urethra--a kind of prolapse (descent) of the urethra and bladder neck during exertion. Urethral hypermobility is generally caused by childbirth, obesity, menopause, hysterectomy or chronic coughing. Stress incontinence may also result from intrinsic sphincter deficiency, which is dysfunction of the muscles of the bladder sphincter. Intrinsic sphincter deficiency can result from previous pelvic surgery, such as bladder neck suspension procedures, pelvic or urethral trauma, radiation therapy, or a lower spinal cord disorder. Stress incontinence is the primary pathology in approximately 50% of women with incontinence. Stress incontinence in men may be caused by sphincter damage from prostate or urethral surgery or from pelvic or urethral trauma.

  Urge incontinence. Urge incontinence results from an abrupt and uncontrollable desire to void. It is caused by involuntary contractions (spasms) of the bladder wall muscle that may be the result of a stroke or neurological disorders such as multiple sclerosis. In men, benign prostatic hyperplasia (BPH) often causes such bladder wall muscle instability. Urge incontinence is the primary pathology in 25% to 30% of women with incontinence.

  Mixed incontinence. Mixed incontinence involves a combination of urge and stress incontinence. Many frail or elderly patients have mixed incontinence that can be exacerbated by impairments of physical or cognitive functioning.

  Overflow incontinence. Overflow incontinence is the involuntary loss of urine resulting from an overdistended bladder, frequently associated with an underactive (atonic) bladder wall muscle, which leads to the bladder becoming filled with urine, without a corresponding desire to void. At a certain point, too much urine collects in the bladder to be contained, and the urine overflows through the urethra. Underlying conditions that may cause overflow incontinence include chronic urethral obstruction that impairs detrusor activity, use of certain medications, fecal impaction, pelvic surgery, or neurologic conditions such as diabetic neuropathy or low spinal cord injury. Patients with multiple sclerosis often develop overflow incontinence due to the use of certain medications. Patients with overflow incontinence often have recurrent urinary tract infections due to urine that remains in the bladder after voiding, leaving a stagnant pool of urine prone to infection.

 Current Diagnostic Techniques

  Incontinence is usually evaluated by gynecologists, urologists or urogynecologists. Accurate diagnosis of the type of incontinence is essential as different types of incontinence indicate different treatment options. The basic tools and techniques used by physicians for diagnosing incontinence include patient questionnaires, urodynamic evaluations (cystometry), leak point pressure tests and "Q-tip" tests.

  Cystometry is the urodynamic evaluation of bladder function in men and women performed in a physician's office. Office based cystometrograms are currently performed using machines which cost approximately $10,000 to $40,000. As part of these evaluations, a catheter is passed through the urethra into the bladder, and water is pumped into the bladder. One sensor at the end of the catheter measures bladder pressure and a second sensor in the rectum or vagina measures intra abdominal pressure. Relying on these sensors, the physician attempts to measure the patient's daily range of bladder pressure and behavior, including an indication of bladder contractions (indicating the presence of urge incontinence), the patient's feeling of fullness, a measurement of maximum bladder capacity and other measurements. The physician also attempts to visually determine leak point pressure, the point at which urine leaks out of the urethra. Leak point pressure provides a measure of the integrity of the urethral musculature.

  The "Q-tip" test is the test most frequently used to diagnose stress incontinence in women caused by urethral hypermobility, and to distinguish this condition from incontinence caused by intrinsic sphincter deficiency. In this test, the physician inserts a cotton swab into the urethra of a female patient and visually assesses the degree of movement of the swab while the patient coughs or bears down. A greater change in angle is equated with urethral hypermobility, for which bladder neck suspension surgery may be the preferred treatment. Little or no movement, together with low leak point pressure, is equated with intrinsic sphincter deficiency, for which bladder neck suspension surgery is not recommended.

  The Company believes that the currently available diagnostic tools and techniques are inadequate, and may lead to frequent misdiagnoses of stress and urge incontinence. A significant potential consequence of the misdiagnosis of incontinence is the performance of inappropriate surgery.

 Current Treatments

  Physicians currently treat incontinence with a variety of techniques and therapies that correspond with the type and severity of incontinence diagnosed. The discussion below describes the principal treatment options available, including certain products of which the Company is aware that are under development or are not yet available for commercial sale in the U.S.

  Diapers and Absorbent Pads. Adult diapers and pads, which capture urine upon leakage, function similarly to baby diapers, and are used for all types of incontinence. While these products have improved over the past several years, drawbacks include the lack of control over urine flow, bulky size, rashes and related discomfort. These may lead to embarrassment about appearance and odor, perceived social stigma, and a significant compromise in freedom of lifestyle. The Company believes that many patients choose absorbent products to manage incontinence due to the convenience and privacy of purchasing these products without seeing a physician. The Company estimates that a typical urinary incontinence sufferer in the U.S. who regularly uses adult diapers and incontinence pads spends approximately $1,200 to $1,500 per year on these products and that U.S. retail sales of adult diapers are over $1 billion annually.

  Behavioral Therapy. Behavioral therapy and related techniques, which are used to treat both stress and urge incontinence in women, include bladder habit training, pelvic muscle exercises, biofeedback and pelvic floor muscle electrical stimulation. Pelvic muscle training exercises are generally designed to improve pelvic muscle strength in patients with stress incontinence. Biofeedback treatments, which are designed to improve the success of pelvic muscle training exercises, often involve numerous training sessions with vaginal probes, usually in a physician's office. A survey conducted by The National Association for Incontinence of its members revealed that 50% of respondents with incontinence practice pelvic muscle training exercises. While these procedures have the potential to provide relief of incontinence, the Company believes that due to the lack of convenient training devices, many patients do not continue treatment.

  Vaginal Inserts. Inserts or pessaries are devices used to treat stress incontinence in women. These devices are roughly the size and shape of contraceptive diaphragms and are used to achieve continence by obstructing the bladder neck and urethra by applying pressure through the neighboring vaginal cavity or by elevating the bladder neck and urethra to a preprolapsed position. While often helpful, these devices are not curative. Potential side effects from the use of these devices include infection, vaginal discharge and tissue erosion. These devices require frequent removal and cleaning.

  Catheters, Clamps and Urethral Plugs. Patients with overflow and stress incontinence may also be treated with simple devices that either obstruct or allow controlled flow of urine from the body. Female patients with overflow incontinence may use a permanent catheter or a single-use catheter to repeatedly self-catheterize when voiding is desired. Women with stress incontinence may be treated with single-use intraurethral plugs or externally applied adhesive patches, both of which are intended to stop the flow of urine. Male patients experiencing overflow incontinence may be treated with an indwelling Foley catheter or condom catheter with an external urine collection bag, or a penile clamp device. These products enable the continuous or intermittent flow of urine. The Company believes these products may be inconvenient for certain patients to use, and may cause irritation, tissue erosion and recurrent urinary tract infections.

  Pharmaceuticals. In general, drugs available for the treatment of urinary incontinence act on the nerve receptors associated with the bladder neurotransmitter system, and are used to treat urge incontinence in men and women. Although drugs can alleviate the symptoms of urge incontinence, they are not curative. Additionally, drugs may cause potential adverse cardiovascular side effects, dizziness, weakness, and urinary retention.

  Injectable Materials. Women experiencing stress incontinence caused by intrinsic sphincter deficiency may be treated with injectable bulking agents, including Teflon, collagen and other materials, which are inserted through a needle into the area around the urethra to create a mild obstruction. These procedures often require repeat injections, making this treatment expensive and time consuming.

  Surgery. Surgery is commonly used to treat women whose primary pathology is stress incontinence. In the surgical procedure known as a bladder neck suspension, the physician elevates and stabilizes the urethra and the bladder neck in order to restore continence by preventing urethral and bladder neck descent (prolapse) during exertion. This repositioning is accomplished by elevating the bladder neck and urethra together with periurethral tissue to their original position. If intrinsic sphincter deficiency is present, a surgical procedure known as a sling operation can be performed, in which a sling is made across the urethra and bladder neck. Both types of surgery are complicated procedures in which the outcome depends on a number of factors, including the severity of pathology and the surgeon's skill. Current surgical procedures require vaginal or abdominal incisions, which are traumatic, and which normally require a hospital stay and a period of several weeks until full recovery. Approximately 120,000 bladder neck suspensions were performed in the United States in 1993.

  Men with stress incontinence may be treated with a surgically implantable device which applies pressure around the urethra and closes its lumen to restore continence. The implanted device contains a fluid filled reservoir in the abdomen and a manually activated pump located in the scrotum to release periurethral pressure and permit urination. The Company believes that this device is used relatively infrequently primarily because of its inconvenience, significant complication rate, and pain associated with misuse.

THE INFLUENCE INCONTINENCE MANAGEMENT SYSTEM

  The Company's goal is to provide health care practitioners and payors with a comprehensive set of protocols utilizing its diagnostic and therapeutic devices for the management of incontinence. The Company's product development strategy is based on the belief that current incontinence diagnostic tools and treatment options have significant limitations. The Company intends to offer the physician complementary diagnostic and therapeutic products for the management of incontinence. The diagrams below illustrate the application of the Company's proposed incontinence management system.

  [Included are two separate flowcharts, one for female patients with urinary problems and one for male patients with urinary problems. Each flowchart outlines the steps a physician would take in diagnosing and treating female and male incontinence. The flowcharts also depict which steps might incorporate the Company's proposed diagnostic and treatment products, including In-Probe, In-Tele, In-Bio, In-Tac, In-Sure, In-Flow, In-Sure-M, In-Flow-M and In-Cuff.]

  The Company is developing a range of products to provide an integrated solution for the diagnosis and treatment of incontinence in men and women. The Company believes that its products, if successfully introduced, can result in significant cost savings in the management of incontinence. Statements regarding the timing of patient studies and regulatory filings, and the proposed regulatory path for the Company's proposed products are forward-looking statements reflecting the Company's current plans, estimates and beliefs. Factors which may cause actual results to differ materially from such statements include, but are not limited to, those discussed in "Risk Factors-- Development Stage Company," "Risk Factors--Risks Relating to Products Under Development," and "Risk Factors--No Assurance of Regulatory Approvals; Potential Delays."

                    INFLUENCE PRODUCT DEVELOPMENT OVERVIEW
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                            PROPOSED REGULATORY
   PRODUCT         DESCRIPTION                    PRODUCT STATUS                   PATH
- -----------------------------------------------------------------------------------------------------------------------------------
                              DIAGNOSTIC DEVICES
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Probe  A urodynamics and pres-    Ongoing international pilot trial       510(k)
            sure recording system
            which can quantitatively
            record urethral
            hypermobility and leak
            point pressure.
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Tele   A small wireless dispos-   Preclinical                             510(k)
            able transmitter that is
            inserted into the blad-
            der to transmit bladder
            pressure data to a belt-
            mounted receiver.
- -----------------------------------------------------------------------------------------------------------------------------------
                          FEMALE THERAPEUTIC DEVICES
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Bio    A wireless pelvic floor    Ongoing international pilot trial       510(k)
            training and bio-feed-
            back transmitter that is
            inserted into the vagina
            to measure intra-abdomi-
            nal pressure and peri-
            neal muscle contrac-
            tions.
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Tac    A minimally invasive       510(k) filed June 1996                  510(k)
            surgical system for per-
            forming bladder neck
            suspension surgery in
            women with stress incon-
            tinence utilizing the
            Company's proprietary
            bone anchors and anchor
            insertion device.
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Sure   A temporary                Preliminary clinical trial initiated    PMA
            intraurethral valved
            catheter that functions
            as a remote-controlled
            artificial sphincter,
            providing complete and
            controllable continence
            for women with stress
            incontinence.
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Flow   A temporary                Ongoing international pilot trial       510(k) or PMA
            intraurethral valved
            catheter containing an
            intraluminal pump assem-
            bly that functions as a
            remotely controlled ar-
            tificial sphincter and
            urine pump providing
            complete and controlla-
            ble continence in women
            with atonic bladder.
- -----------------------------------------------------------------------------------------------------------------------------------
                           MALE THERAPEUTIC DEVICES
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Sure-M A modified version of      Preclinical                             510(k) or PMA
            the In-Sure remote con-
            trolled intraurethral
            valved catheter for use
            in men with stress in-
            continence or post-sur-
            gical urinary retention.
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Flow-M A modified version of      Preclinical                             510(k) or PMA
            the In-Flow remote con-
            trolled intraurethral
            valved catheter contain-
            ing an intraluminal pump
            for use in men with
            atonic bladder.
- -----------------------------------------------------------------------------------------------------------------------------------
  In-Cuff   A permanent,               Preclinical                             PMA
            implantable, remote con-
            trolled, artificial dy-
            namic sphincter.
- -----------------------------------------------------------------------------------------------------------------------------------

DIAGNOSTIC DEVICES

  In-Probe. In-Probe, which is comprised of a disposable catheter and an attached monitor, is a portable cystometry system combined with sensors which permit quantitative measurement of urethral hypermobility and bladder leak point pressure. In-Probe is designed to provide a more accurate and quantitative diagnosis of urethral hypermobility than the diagnosis achievable using current procedures, such as the Q-tip test.

  Pilot studies of In-Probe commenced in June 1996. The Company currently plans to submit a 510(k) Notification to the FDA with respect to this product. See "Business--Government Regulation."

  In-Tele. In-Tele is a small wireless disposable transmitter which is inserted into the bladder of a male or female patient. The patient carries a reusable, belt mounted receiver, which records bladder pressure activity for 8 to 24 hours, enabling more accurate diagnosis of urge incontinence or other bladder abnormalities than current, in-office diagnostic techniques. By detecting patients with urge incontinence, for whom bladder neck surgery is likely to fail, In-Tele has the potential to reduce the incidence of unnecessary surgeries.

  In-Tele is in the early stages of development and design, with pilot studies expected to commence by the end of 1996. The Company currently plans to submit a 510(k) Notification to the FDA with respect to this product. See "Business-- Government Regulation."

FEMALE THERAPEUTIC DEVICES

  In-Bio. In-Bio is a wireless pelvic floor training and bio-feedback device that is inserted into the vagina to measure intra-abdominal pressure and contractions of perineal muscles. These measurements, which are wirelessly transmitted to a small, portable monitor worn on the patient's belt, are intended to help a patient learn to contract pelvic floor musculature without increasing abdominal pressure. Unlike other bio-feedback devices, In-Bio is wireless, allowing the patient to train while doing other activities. In-Bio is designed to provide immediate and continuous feedback to the patient, rather than relying on a physician's observations during brief and infrequent office visits. In-Bio may reduce the number of patients referred for surgery by increasing the acceptance, practice and success of pelvic floor training exercises.

  Pilot studies of In-Bio commenced in June 1996. The Company currently expects to submit a 510(k) Notification to the FDA with respect to this product. See "Business--Government Regulation."

  The In-Tac Surgical System. The Company has developed a system which incorporates the Company's proprietary bone anchors and anchor insertion device to enable a minimally invasive transvaginal bladder neck suspension procedure. In the In-Tac surgical procedure, the physician affixes prolapsed periurethral tissue to the pubic bone by means of bone anchors threaded with sutures, in order to return the urethra and bladder neck to their original, preprolapsed positions, and to prevent urethral hypermobility when the patient's intra-abdominal pressure increases through exertion. The procedure is performed transvaginally, by a physician utilizing the Company's proprietary insertion device which inserts the bone anchors threaded with sutures through the anterior vaginal wall and into the posterior wall of the pubic bone. The In-Tac technique does not require abdominal or vaginal incisions and reduces the post-operative recovery period and the need for hospitalization. The bone anchors used in this procedure are made from medical grade nitinol, an alloy with a shape memory, and are designed to resist being pulled out from their insertion point in the pubic bone.

  The In-Tac Surgical System is in the advanced stages of design and development. To date, 45 patients aged 40-65 have undergone treatment with the In-Tac Surgical System in an international pilot trial. The mean follow-up time post-surgery is eight months, with the longest follow up being 15 months. Results reveal a 90% success rate as defined by continence and there were no adverse experiences of bleeding or osteomyelitis. Patients were catheterized with a Foley catheter, which was removed an average of one to three days after the procedure, and suprapubic catheterization was not needed. The Company submitted a 510(k) Premarket Notification to the FDA for the In-Tac Surgical System in June 1996. See "Business--Government Regulation."

  In-Sure. In-Sure, for women with stress incontinence, is a temporary intraurethral valved catheter that functions as a remote-controlled artificial sphincter, providing complete and controllable closure of the urethra. The remote control activator, which opens and closes the sphincter, is wireless, small and easy for the patient to operate. To urinate, the patient holds the remote-control unit near the lower abdominal area and presses the "open" switch, allowing urine to flow through the urethra. Pressing the "close" switch closes the valve and reestablishes continence between urinations. In-Sure offers a non-surgical alternative for the treatment of stress incontinence for women in whom surgery is contraindicated or undesirable. In-Sure is designed to be inserted by a healthcare professional into the urethra without anesthesia in an atraumatic, non-surgical outpatient procedure approximately once per month. In addition, In-Sure is easily and atraumatically removed.

  The Company has finalized the design of the In-Sure device, and intends to start clinical trials in the first half of 1997. The Company is currently evaluating its regulatory strategy for the In-Sure device and although the Company currently is working under the assumption that a PMA might be required, the Company intends to engage in further discussions with the FDA prior to making another regulatory submission for the device. See "Business-- Government Regulation."

  In-Flow. In-Flow, for women with overflow incontinence caused by atonic bladder, is a temporary intraurethral valved catheter containing an intraluminal pump assembly which functions as a remotely controlled artificial sphincter and urine pump providing complete and controllable continence and normalized urine flow. To urinate, the patient holds the activator near the lower abdomen and presses a switch that activates the pump which draws urine from the bladder until the bladder is completely emptied. When urine flow has completely stopped, the patient releases the switch to stop the pump, and reestablishes continence between urinations. In-Flow uses the Company's proprietary remote control, insertion and fixation technologies incorporated in the Company's proposed In-Sure product. Like In-sure, In-Flow is designed to be inserted by a healthcare professional into the urethra without anesthesia in an atraumatic, non-surgical outpatient procedure approximately once per month and can be easily and atraumatically removed.

  In-Flow is designed to protect the patient from overdistention of the bladder, overflow incontinence and post-voiding residual urine complications, including recurrent urinary tract infection. If In-Flow is approved by the FDA, the Company believes it will be preferred over indwelling and intermittent catheterization as a treatment for patients with atonic bladder. The Company is not currently aware of any products under development that can conveniently and quickly empty an atonic bladder, while restoring continence between urinations.

  Ten female patients with atonic bladders have been treated with In-Flow during a pilot trial in Israel. The mean follow up has been seven to eight months with the longest follow up being 14 months. Three patients discontinued within one week of starting treatment due to discomfort or previously undetected symptoms of urge incontinence for which use of In-Flow is not indicated. The patients in this pilot study had no post voiding residual urine. The flow rate when the pump was activated approximated normal urine flow.

  The Company has finalized the design of In-Flow. Based on conversations the Company has had with the FDA to date, the Company believes it may be possible to obtain market clearance for the In-Flow device through the submission of a 510(k) Notification with supporting clinical data. The Company intends to discuss its clinical protocols with the FDA prior to submitting an IDE to conduct clinical studies of the device, which the Company intends to commence in early 1997. See "Business--Government Regulation."

MALE THERAPEUTIC DEVICES

  In-Sure-M. The Company is developing a modified version of the In-Sure for use primarily in men with stress incontinence and for use in men with acute post-surgical urinary retention. The internal structure of the device is similar to that of the female product. Externally the catheter will have a different shape for temporary placement and retention between the bulbar urethra and the bladder neck. In-Sure-M is being designed to be inserted under local or topical anesthesia. This device is currently in pre-clinical development.

  In-Flow-M. The Company is also developing a modified version of the In-Flow for use in men with atonic bladder. The internal structure of the device is similar to In-Flow. Externally the catheter will be similar to the In-Sure-M and will be inserted in the same way. This device is currently in pre-clinical development.

  In-Cuff. In-Cuff is a permanent, implantable, remote controlled, artificial sphincter. In-Cuff is expected to have an intra-abdominal pressure regulator balloon connected to a periurethral cuff, and to allow sphincter pressure to dynamically adjust to changes in abdominal pressure, thereby minimizing the risk of urethral atrophy caused by constant sphincteric pressure. Using the Company's proprietary energy transfer technology, the device is designed to be operated by a remote control unit to fully open or close the periurethral cuff, permitting normal urination, obviating the need for an intra-scrotal, hand-operated pump. In-Cuff is in an early stage of preclinical development.

OTHER APPLICATIONS OF THE COMPANY'S TECHNOLOGY

  The Company's proprietary technology may be applicable in medical devices outside the Company's core family of incontinence products. The Company may choose to develop or license these technologies to others for the following applications:

  Penile Prosthesis. The Company's proprietary remote control technology is being applied to the development of a penile prosthesis for men with impotence, to compete with currently available prostheses which operate on a manual pressure system. This product is currently in the preclinical stage of development.

  Heart Pump. The Company has commenced development of a valveless intraluminal left ventricle assist device which will employ the Company's proprietary wireless energy transfer technology. This product is currently in the preclinical stage of development.

  Balloon Catheter. The Company has designed a patented low profile perfusion balloon catheter, having the same dimensions as a conventional balloon catheter, with blood flow rates that the Company believes are superior to available perfusion catheters for balloon angioplasty procedures.

  Bone Anchors for Orthopedic Use. The Company believes that its nitinol bone anchors and related inserter, developed for the bladder neck suspension procedure, may be developed or licensed for use in orthopedic applications.

  Petal-Retention Technology. The Company believes that the petal-like fins which enable the urethral catheter to be fixated at the bladder neck may be applied in non-urological devices, such as tracheostomy and gastrostomy devices.

MARKETING AND SALES

  In the U.S., the Company intends to distribute its products, if approved, through a direct sales force to physicians specializing in managing incontinence, including gynecologists, urologists and urogynecologists. The Company expects that marketing efforts will be focused on healthcare providers and will include direct advertising and training seminars to increase awareness of the Company's products. The Company may also implement a general media campaign intended to raise the awareness of incontinence and the available treatment options. The Company will also seek alliances with various patient groups, including incontinence groups, support organizations for diabetics, spinal cord transection patients and people with multiple sclerosis.

  Internationally, the Company will seek market-by-market distribution alliances to introduce, market and sell its products. The Company will coordinate worldwide marketing and sales from its U.S. corporate headquarters.

  Establishing a marketing and sales capability sufficient to support sales in commercial quantities will require significant resources, and there can be no assurance that the Company will be able to recruit and retain qualified marketing personnel, direct sales personnel or contract sales representatives or that future sales efforts of the Company will be successful. Furthermore, due to the innovative nature of the Company's proposed products and the limited market awareness of such products, the Company anticipates that the marketing process may be lengthy, entailing the education of physicians in the proper use and advantages of the Company's proposed products. In addition, the Company intends to begin marketing its proposed products outside the United States through distributors. To date, the Company has not entered into any distributor agreements and there can be no assurance that the Company will be able to engage qualified distributors in these markets in a timely manner. While the Company is committed to establishing an effective distribution channel for its products, there can be no assurance that the Company will be successful in doing so. The failure to establish and maintain an effective distribution channel for the Company's products, or to retain qualified sales personnel to support commercial sales of the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations.

THIRD-PARTY REIMBURSEMENT

  In the U.S., the Company's products generally will be purchased directly by patients, physician groups, hospitals, and/or dealers. Although some of the Company's products may not be reimbursed, the Company's success will be partially dependent on its ability to obtain satisfactory reimbursement from third-party payors, including private insurance companies, health maintenance organizations, preferred provider organizations, other managed care providers, and Medicaid.

  The Health Care Finance Administration ("HCFA") administers the Medicare program and determines whether to provide coverage for a particular medical product, procedure or other service. The Company intends to make application to Medicare for reimbursement eligibility for its products. Under the Medicaid program, states generally reimburse for approved procedures on a reasonable cost or fee schedule basis.

  A key component in the reimbursement decision by HCFA and most private insurers is the assignment of a Current Procedural Terminology ("CPT") code which is used in the submission of claims to insurers for reimbursement of medical services. CPT codes are assigned, maintained and revised by the CPT editorial board administered by the American Medical Association. The Company intends to petition the CPT editorial board for codes for its proposed products. There can be no assurance that the Company will succeed in securing recognition by the CPT editorial board of specific codes for its proposed products.

  Medicare and many other third-party payors do not reimburse for procedures deemed "experimental" or "investigational." There is usually no precise date when a procedure ceases to be experimental or investigational, but devices in clinical investigation under an Investigational Device Exemption ("IDE") are usually deemed to be experimental or investigational. See "Business-- Government Regulation." Furthermore, there can be no assurance, even if the Company's products are cleared or approved by the FDA for new clinical applications, that any reimbursement will be available for such procedures.

  The Company's strategy for obtaining reimbursement in the U.S. is to obtain appropriate reimbursement codes and perform outcome studies in conjunction with clinical trials to establish the efficacy and cost effectiveness of its products compared to competing diagnostic and therapeutic products. The Company intends to use this health economics data when approaching health care payors to obtain reimbursement authorization.

  The Company currently has no experience in obtaining reimbursement for its products in the United States or other countries. In addition, third-party payors are routinely limiting reimbursement coverage for medical devices and in many instances are exerting significant pressure on medical suppliers to lower their prices. The Company could also be adversely affected by changes in reimbursement policies of government or private health care payors, particularly to the extent that any such changes affect reimbursement for therapeutic or diagnostic procedures in which the Company's products are used. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from healthcare payors for procedures in which the Company's products are used, or adverse changes in government and private third-party payors' policies toward reimbursement for such procedures, could have a material adverse effect on the Company's business, financial condition and results of operations.

  There is widespread concern that health care reform proposals and related market initiatives in the U.S. may lead third-party payors to decline or further limit reimbursement. The extent to which third-party payors may determine that the use of the Company's products will save costs or will at least be cost effective is highly uncertain, and it is possible that they will limit reimbursement for products developed by the Company. Because of uncertainties regarding the possible health care reform measures that could be proposed and initiatives to reduce costs by private payors, the Company cannot predict whether reimbursement for the Company's products will be affected or, if affected, the extent of any effect. Third-party payors may also decline to reimburse for procedures, supplies or services determined to be not "medically necessary" or "reasonable."

  Market acceptance of the Company's products in international markets may be dependent in part upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and health-care payment systems in international markets vary significantly by country, and include both government-sponsored and private healthcare insurance. Although the Company will seek international reimbursement approvals, obtaining such approvals can require 12 to 18 months or longer and there can be no assurance that any such approvals will be obtained in a timely manner, if at all. Failure to receive additional international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which the Company is seeking approvals and could have a material adverse effect on the Company's business, financial condition and results of operations.

MANUFACTURING

  The Company currently intends to manufacture substantially all of its products at its facility in Israel. The Company has no experience in manufacturing commercial quantities of its proposed products and currently has a facility capable only of limited manufacturing of its proposed products for use in clinical trials and production of certain proposed products in commercial quantities. In order to successfully commercialize its proposed products, the Company will have to increase the number of units it can produce, reduce per-unit manufacturing costs and achieve the extremely high quality standards required for such products. In order to manufacture in commercial quantities on the foregoing basis, the Company will be required either to enhance significantly its existing capabilities and equipment and recruit and retain a sufficient number of skilled manufacturing personnel, or to enter into arrangements with third parties to manufacture its proposed products. Prior to commencing manufacturing of any products for commercial use in the United States, the Company's facility will require FDA determination of compliance with GMP requirements. There can be no assurance that the Company will be able to establish manufacturing capability, obtain GMP approval, make the transition to commercial manufacturing successfully or manufacture its products cost-effectively, or at all. Failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

  The principal materials used in the Company's products are currently available from several sources. The Company may, in the future, seek to enter into supply agreements with certain suppliers if it considers this to be a cost-effective means of assuring the availability of essential materials. Any interruption in the supply of raw materials currently used by the Company could have an adverse effect on the Company's business.

PATENTS, LICENSES AND PROPRIETARY TECHNOLOGY

  The Company's success will depend in part on its ability to obtain and maintain patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company's strategy regarding the protection of its proprietary rights and innovations is to seek patents on those portions of its technology that it believes are patentable and to protect as trade secrets other confidential and proprietary information.

  As of June 30, 1996, the Company had 4 U.S. patent applications, 2 U.S. provisional patent applications, 5 PCT patent applications and 10 foreign patent applications pending relating to the Company's technology underlying its products. In addition, the Company has an exclusive world-wide license to one issued U.S. patent, one pending U.S. patent application and 3 pending foreign patent applications, which cover certain technology related to the In-Tac System, including a method of transvaginal bladder neck suspension surgery using an anchor and suture inserted into the pubic bone. In consideration for this license, the Company will pay to the owner thereof a royalty of 0.5% of the income derived from that technology. However, there can be no assurance as to the degree of protection offered by the claims of this patent or that any patents will be issued with respect to the Company's pending patent applications. In addition, methods of treating humans are generally not patentable outside of the United States. See "Risk Factors-- Dependence on Proprietary Technology." Technology related to the In-Probe device is licensed to the Company pursuant to a royalty arrangement with Dr. Jerry G. Blaivas. See "Certain Transactions."

  Some of the technology used in, and that may be important to, the Company's products is not covered by any patent or patent application of the Company. The Company seeks to maintain the confidentiality of its proprietary technology by requiring employees who work with proprietary information to sign confidentiality agreements and by limiting access by parties outside the Company to such confidential information. There can be no assurance, however, that these measures will prevent the unauthorized disclosure or use of this information, or that others will not be able to independently develop such information. Moreover, as is the case with the Company's patent rights, the enforcement by the Company of its trade secret rights can be lengthy and costly, with no guarantee of success.

  To date, no claims have been brought against the Company alleging that its technology or products infringe intellectual property rights of others. However, there can be no assurance that such claims will not be brought against the Company in the future or that any such claims will not be successful. The Company has been notified by a third party that it has filed U.S. and PCT patent applications directed to methods of treating urinary incontinence by bladder neck suspension through the use of an anchor and suture inserted into bone. The Company has conducted a review of the third party's relevant issued patents and concluded that no patent infringement liability currently exists. In addition, the Company believes, based on its review of available documents, that it is unlikely that a valid patent will issue having claims sufficiently broad to interfere with the Company's ability to sell its proposed In-Tac Surgical System. However, there can be no assurance that U.S. or other patents will not issue in the future in the name of this particular third party or another containing claims which would constrain the Company's ability to manufacture and sell its products or prevent customers of the Company from practicing the method of bladder neck suspension contemplated by use of the Company's In-Tac surgical system. The Company is also aware of a number of U.S. patents of third parties related to intraurethral valved catheters for the treatment of incontinence. The Company believes that Influence's proposed devices will not infringe the claims of those patents. Although the Company has not received any notice or threat of patent infringement related to such patents, there can be no assurance that a suit for patent infringement will not be filed by any of the patent owners or licensees in the future, that the Company will prevail in any suit for patent infringement, or that the Company will not be required to take a license under unfavorable terms or be enjoined from manufacturing and selling its intraurethral valved catheter incontinence devices.

GOVERNMENT REGULATION

  The medical devices to be marketed and manufactured by the Company are subject to extensive regulation by the FDA and, in some instances, by foreign governments. Pursuant to the FDC Act, the FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution.

  Under the FDC Act, medical devices are classified into one of three classes (i.e., class I, II, or III) based on the controls necessary to reasonably ensure their safety and effectiveness. Safety and effectiveness can reasonably be assured for class I devices through general controls (e.g., labeling, premarket notification and adherence to GMPs) and for class II devices through the use of general and special controls (e.g., performance standards, post market surveillance, patient registries, and FDA guidelines). Generally, class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices).

  Before a new device can be commercially introduced to the market, the manufacturer generally must obtain FDA marketing clearance through a 510(k) premarket notification or marketing approval through a premarket approval application ("PMA"). Clearance of a 510(k) Notification will be granted if the submitted information and data establish that the proposed device is "substantially equivalent" to a legally marketed class I or class II medical device, or to a class III medical device for which the FDA has not called for PMAs. Commercial distribution of a device for which a 510(k) Notification is required can begin only after the FDA issues an order finding the device to be "substantially equivalent" to a predicate device. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. The FDA sometimes requires the submission of clinical data in order to make a substantial equivalence determination. It generally takes from four to 12 months from submission to obtain 510(k) premarket clearance, but may take longer. The FDA may determine that the proposed device is not substantially equivalent, or that additional data are needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or a request for additional data, could delay the market introduction of new products that fall into this category and could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, modifications or enhancements to the Company's products that are cleared through the 510(k) process that could significantly affect safety or effectiveness of the device or that constitute a major change in the intended use of the device will require new 510(k) submissions.

  A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed class I or class II device, or if it is a class III device for which the FDA has called for PMAs. Certain class III devices that were on the market before May 28, 1976 ("preamendments class III devices"), and devices that are substantially equivalent to them, can be brought to market through the 510(k) Notification process until the FDA, by regulation, calls for PMA applications for the devices. In addition to demonstrating substantial equivalence, 510(k) clearance for such devices generally requires that the facilities at which they are manufactured successfully undergo an FDA preapproval GMP inspection. If the FDA calls for a PMA for a preamendments class III device, a PMA must be submitted for the device even if the device has already received 510(k) clearance. However, the FDC Act requires the FDA to either downclassify preamendments class III devices to class I or class II, or to publish a classification regulation retaining the devices in class III. If the FDA down-classifies a preamendments class III device to class I or class II, a PMA application is not required. Manufacturers of preamendments class III devices that the FDA retains in class III must have a PMA application accepted for filing by the FDA 90 days after the publication of a final regulation in which the FDA calls for PMAs.

  A PMA application must be supported by valid scientific evidence which typically includes extensive data, including human clinical trial data to demonstrate the safety and effectiveness of the device. The PMA application must also contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition the submission must include the proposed labeling, advertising literature, and training methods (if required).

  Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review of the PMA. An FDA review of a PMA application generally takes one to two years from the date the PMA application is accepted for filing, but may take significantly longer. The review time is often significantly extended by the FDA asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee, typically a panel of clinicians, will likely be convened to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved. The FDA is not bound by the recommendations of the advisory panel. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with applicable GMP requirements.

  If the FDA's evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions which must be met in order to secure final approval of the PMA. The FDA may also determine that additional clinical trials are necessary, in which case PMA approval may be significantly delayed while additional clinical trials are conducted. The PMA process can be expensive, uncertain and lengthy and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

  If human clinical trials of a device are required in connection with either a 510(k) Notification or a PMA, and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) is required to file an investigational device exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the result of animal and laboratory testing. If the IDE application is reviewed and approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs, but not the FDA. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or an investigator may make a change to the investigational plan that may effect the scientific soundness or the rights, safety or welfare of human subjects.

  The Company submitted a 510(k) Notification for the In-Tac Surgical System for use in bladder neck suspension procedures with women in August 1995. This submission was subsequently withdrawn due to FDA questions about the surgical procedure associated with the insertion device. The Company subsequently modified the surgical procedure to address the FDA questions and submitted a new 510(k) Notification for the In-Tac Surgical System in June 1996. There can be no assurance that the Company will obtain 510(k) clearance for the In-Tac Surgical System in a timely manner, if at all, or that the FDA will not have additional questions or require the submission of clinical data for the device. Failure on the part of the Company to obtain 510(k) clearance for the In-Tac Surgical System could have a material adverse effect on the Company's business, financial condition, and results of operations.

  The Company is currently in the process of developing clinical study protocols for clinical studies of its In-Flow device in women with atonic bladder disorder. There can be no assurance that the FDA will not require the submission of a PMA for the In-Flow device. Moreover, there can be no assurance that clinical data obtained for the In-Flow device will support the substantial equivalence or safety and effectiveness of the device. Failure of the Company to obtain IDE approval for clinical studies of the In-Flow device or the failure of any data obtained for the device to support the substantial equivalence or safety and effectiveness of the device could have a material adverse effect on the Company's business, financial condition, and results of operations.

  In January 1996 the Company submitted a 510(k) Notification for its In-Sure intraurethral valved catheter. In February 1996, the FDA notified the Company that the 510(k) Notification was incomplete and that animal and clinical data would be required for the device.

  The Company believes that its other products including the In-Tele, the In-Probe, the In-Bio and the In-Cuff may be cleared to market through the 510(k) Notification process. However, there can be no assurance that the FDA will not require substantial clinical data or the submission of a PMA for any of these products. Moreover, even if these products can be cleared to market through the 510(k) Notification process, there can be no assurance that, once 510(k) Notifications are submitted, 510(k) clearance could be obtained in a timely manner.

  The In-Cuff is a class III preamendments device for which the FDA has published a proposed rule in the Federal Register calling for the submission of PMA applications. Before PMA applications must be submitted, however, the FDA is required to publish a final rule indicating a specific date after which PMA applications will be required. As a result, if the Company obtains 510(k) clearance for the In-Cuff prior to the date PMA applications are required, the Company will be required to have a PMA application accepted for filing by the FDA within 90 days after the date the FDA calls for PMA applications. There can be no assurance that the Company would be able to have a PMA application accepted for filing within the required timeframe or that any data or information submitted in a PMA application would be adequate to support approval of the device.

  Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA and certain state agencies, and are subject to periodic inspections by the FDA. The FDC Act requires devices to be manufactured in accordance with GMP regulations which impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. Although the Company's facilities and manufacturing procedures are designed to comply with GMP requirements, there can be no assurance that the FDA would find them in compliance with all relevant aspects of the GMPs.

  Labeling and promotion activities are subject to scrutiny by the FDA and in certain instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved uses. The Company and its products are also subject to a variety of state laws and regulations in those states or localities where its products are or will be marketed. Any applicable state or local regulations may hinder the Company's ability to market its products in those states or localities. Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations now or in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

  International sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ.

  The Company also plans to implement design policies and procedures intended to allow the Company to receive ISO 9001 certification for its manufacturing facility in Israel. ISO 9001 certification is based on adherence to established standards in the areas of quality assurance, design and manufacturing process control. In addition, the European Union (the "EU") requires that medical devices receive a CE mark by mid-1998 in order to commercially market and sell medical products in the countries of the European Economic Area. While the Company intends to satisfy the requisite policies and procedures that will permit it to receive the CE mark certification for future products by mid-1998, there is no assurance that it will be successful in meeting such certification requirements within this time frame or at all.

  The Company and its products may also be subject to other Federal, state, local or foreign regulations relating to health and safety, environmental matters, quality assurance and the like. The Company's compliance with laws that regulate the discharge of materials into the environment or otherwise relate to the protection of the environment does not have a material effect on the ongoing operations of the Company. The Company has not made any material expenditures for environmental control facilities, nor does it anticipate any such expenditures for the remainder of 1996 or in 1997.

  The Company's products are subject to continued and pervasive regulation by the FDA and other foreign and domestic regulatory authorities. Changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws or regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations.

RESEARCH AND DEVELOPMENT

  The primary activity of the Company to date has been the research and development of technology for the diagnosis and treatment of urinary incontinence. In addition, the Company has identified other potential applications for its core proprietary technologies. The Company believes that its future success will depend in large part upon its ability to enhance its proposed products and to develop new products. Accordingly, the Company intends to devote significant funds and efforts to research and development. The Company conducts all of its research and development activities in Israel. As of June 30, 1996, substantially all of the employees of the Company were involved in research and development. To date, the Company has spent approximately $1.5 million on research and development. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The urological product industry is highly competitive. The Company believes that the primary competitive factors include the level of physician and consumer awareness and acceptance of available treatment methods, consistency of product quality and delivery, price, technical capability and the training of health care professionals and consumers in the use of available treatment methods. The Company's ability to compete in this industry will also be affected by its product development capabilities and innovation, its ability to obtain required regulatory clearances, its ability to protect the proprietary technology included in its products, its manufacturing and marketing capabilities and its ability to attract and retain skilled employees. Current major competitors who compete in the incontinence market include Kimberly-Clark Corp., Procter & Gamble Co., Johnson & Johnson, C.R. Bard Inc., Kendall Co., Mentor Corp. and Baxter Technologies, Inc. Current major competitors who compete in the market for surgical or implantable products for incontinence include Boston Scientific Corporation, American Medical Systems, Inc., C.R. Bard, Inc., Mentor Corp. and Johnson & Johnson. The Company is aware that UroQuest Medical Corporation, UroHealth Inc., UroMed Corp. and HK Medical Technologies are developing catheter-based devices for the treatment of incontinence.

  Many of the Company's competitors and potential competitors have significantly greater financial, manufacturing, marketing, distribution and technical resources and experience than the Company. It is possible that other large health care and consumer products companies may enter this industry in the future. Furthermore, academic institutions, governmental agencies and other public and private research organizations will continue to conduct research, seek patent protection and establish arrangements for commercializing products. Such products may compete directly with any products which may be offered by the Company. Finally, competitors in the medical device industry have in the past and may in the future employ litigation to gain a competitive advantage. See "Risk Factors--Dependence on Patents, Licenses and Proprietary Technology" and "Risk Factors--Intense Competition and Risks Associated with Rapid Technological Change."

EMPLOYEES

  As of June 30, 1996, the Company employed 28 individuals on a full-time basis, of which 26 are located at the Company's facility in Israel. The Company believes that it has been highly successful in attracting experienced and capable personnel. However, there can be no assurance that the Company will continue to do so. See "Risk Factors--Dependence Upon Key Personnel."

  The Company is not a party to any collective bargaining agreements. However, the Company's Israeli operations are subject to various Israeli labor laws and labor practices, and to administrative orders extending certain provisions of collective bargaining agreements between the Histadrut (Israeli's General Federation of Labor) and the Coordinating Bureau of Economic Organizations (the Israeli federation of employers' organizations) to all private sector employees. For example, mandatory cost of living adjustments, which compensate Israeli employees for a portion of the increase in the Israeli consumer price index, are determined on a nationwide basis. Israeli law also requires the payment of severance benefits upon the termination or death of an employee, and, in certain circumstances, upon the retirement of an employee. In order to meet these requirements, the Company contributes on an ongoing basis towards "managers' insurance" funds that combine pension, insurance and, if applicable, severance pay benefits. These contributions are expected to cover a significant portion of the Company's obligations, but certain additional sums may be payable by law. In addition, Israeli employers and employees are required to pay specified percentages of wages to the National Insurance Institute, which is similar to the United States Social Security Administration. Other provisions of Israeli law or regulation govern matters such as the length of the workday, minimum wages, other terms of employment and restrictions on discrimination.

FACILITIES

  The Company maintains its principal executive office in San Francisco, California, pursuant to a lease expiring in June 1998. The Company currently leases approximately 8,000 square feet in Ramat Gan, Israel, pursuant to a lease expiring in March 1998. The Israeli facility is dedicated to research and development, manufacturing and administration. The manufacturing space is adequate to support production for the Company's ongoing clinical trials and the Company's planned commercialization of only certain of its products. The FDA regulates facilities that manufacture medical devices intended for sale in the U.S. During the investigational device trial phase, the Company is exempt from these formal requirements. See "Risk Factors--Limited Manufacturing Experience."

PRODUCT LIABILITY AND WARRANTIES

  The testing, marketing and sale of medical devices entails a risk of product liability claims by consumers and others. The Company maintains product liability insurance with an aggregate coverage limit of $5 million. The Company expects to review the adequacy of such coverage from time to time. There can be no assurance that the Company will be able to secure or maintain product liability insurance in such amounts that management believes to be reasonably sufficient to cover foreseeable product liability claims.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings, nor is the property of the Company the subject of any such proceedings.

SCIENTIFIC ADVISORY COMMITTEE

  The Company has established a Scientific Advisory Committee consisting of experts in the field of urology or gynecology which will review clinical studies and recommend product development strategies. Certain members of the Scientific Advisory Committee listed below have received options to purchase shares of Common Stock in connection with previous services to the Company. Members of the Scientific Advisory Committee will be reimbursed for their out-of-pocket expenses and will be paid $1,000 for each meeting they attend.

 NAME                      AFFILIATION
 ----                      -----------
 David Barrett, M.D.       Professor of Urology, Mayo Graduate School of
                           Medicine; Chairman, Department of Urology, Mayo
                           Clinic, Rochester, Minnesota
 Jerry Blaivas, M.D.       Clinical Professor of Urology, Cornell University
                           Medical School
 Peggy Norton, M.D.        Assistant Professor, Department of Obstetrics and
                           Gynecology, University of Utah Medical Center
 Shlomo Raz, M.D.          Professor of Urology, University of California at
                           Los Angeles Medical Center
 Stewart Stanton, M.B.B.S. Director of the Urogynecology Unit and Co-Director
                           of the Pelvic Floor Reconstruction Centre, St.
                           George's Hospital in London, England
 Alan Wein, M.D.           Professor and Chair of the Urology Department,
                           University of Pennsylvania Medical School; Chief of
                           Urology, Hospital of the University of Pennsylvania

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The directors, executive officers and key employees of Influence, Inc. and IMT, the Company's Israeli subsidiary, are as follows:

             NAME             AGE                   POSITION
             ----             ---                   --------
 Peter A. Bick, M.D.(1)       42  Chief Executive Officer, President and
                                  Director
 Mordechay Beyar, M.D.(2)     40  General Manager of IMT and Vice Chairman of
                                  the Board of Directors
 Oren Globerman(1)            36  General Manager of IMT and Vice Chairman of
                                  the Board of Directors
 Ze'ev Sohn, Ph.D.            35  Vice President, Research of IMT
 Michael Arad                 49  Vice President, Manufacturing of IMT
 Mark D. Kramer               35  Vice President, Regulatory Affairs
 Lewis C. Pell(2)             52  Chairman of the Board of Directors
 Shimon Eckhouse, Ph.D.(1)(2) 51  Director

- --------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  DR. BICK has been Chief Executive Officer and President since May 1996, and a director since July 1996. From June 1994 to February 1996 he was a general partner of Sequoia Capital, a venture capital firm. Prior to his employment at Sequoia, Dr. Bick was a general partner at Burr, Egan, Deleage & Co., a venture capital firm, beginning in January 1993. Previously, Dr. Bick was President of Quintiles, Inc., a contract research organization, which he joined in 1990. Dr. Bick is a physician and Board Certified psychiatrist who trained at Harvard Medical School. He holds an M.B., B.S. from the Royal Free Hospital School of Medicine at the University of London and an M.B.A. from Columbia University.

  DR. BEYAR is a founder of Influence and has served as a director since its inception in November 1994. Dr. Beyar also serves as a General Manager of the Company's Israeli subsidiary. In addition to his work for the Company, from 1994 to the present, Dr. Beyar has served part-time as a practicing urologist at B'nai Zion Hospital in Haifa, Israel. He holds numerous patents in the field of medical devices. Dr. Beyar was a founder of InStent Inc., a developer of medical stents, in 1991 and served as a director of InStent Inc. until its acquisition by Medtronic, Inc. From 1991 to the present, Dr. Beyar has also served as a consultant to the Israeli subsidiary of InStent. Dr. Beyar received an M.D. from Tel Aviv University Medical School.

  MR. GLOBERMAN is a founder of Influence and has served as a director since its inception in November 1994. He also serves as a General Manager of the Company's Israeli subsidiary. Mr. Globerman has also served as the General Manager for the Israeli subsidiary of InStent since that company's founding in April 1991. Mr. Globerman holds a B.Sc. in Engineering from Tel Aviv University.

  DR. SOHN has been Vice-President, Research of IMT since January 1995. Prior to joining Influence, Dr. Sohn was a research and development engineer for Orbotech, Ltd., an Israeli technology company, from December 1993 to December 1994. From January 1991 to December 1993, Dr. Sohn was an engineer at Israel Aircraft Industries, an aerospace manufacturer. Dr. Sohn holds a Ph.D. in mechanical engineering from Columbia University.

  MR. ARAD has been Vice President, Manufacturing of IMT since March 1995. From 1988 to 1995, Mr. Arad was Chief Engineer and Manager of Quality Assurance at Dan Sprinklers, Ltd. in Israel, and previously was a Group Leader in the Research and Development Department of BMY, Inc., a subsidiary of Harsco Corp., a defense products manufacturer. Mr. Arad holds a B.Sc. in Mechanical Engineering from the Technion-Israel Institute of Technology.

  MR. KRAMER has been Vice President, Regulatory Affairs, since August 1996. Prior to joining Influence, from June 1995 to July 1996 Mr. Kramer worked at C.L. McIntosh and Associates, Inc., a medical and regulatory affairs consulting firm. From August 1990 to June 1995 Mr. Kramer was Chief of the Urology and Lithotripsy Devices Branch of the FDA. Since August 1996, Mr. Kramer has also served part time as Vice President of Regulatory Affairs of EDAP Technomed Group USA, a medical device manufacturer. Mr. Kramer holds an M.S. in Biomedical Engineering from the Rensselear Polytechnic Institute.

  MR. PELL is a founder of Influence and has served as Chairman of the Board since its inception in November 1994. In 1991, Mr. Pell co-founded InStent, and served as its Chairman until InStent was acquired by Medtronic, Inc. in June 1996. Mr. Pell was a director of Heart Technology Inc. from April 1989 until it was acquired by Boston Scientific Corp. in December 1995. Since May 1992 Mr. Pell has served as Vice Chairman and a director of Vision Sciences Inc., a publicly-held medical device company. Mr. Pell is a founder or co-founder of a number of other privately-held medical device and biotechnology companies.

  DR. ECKHOUSE has been a director of Influence since July 1996. Since April 1992, Dr. Eckhouse has served as Chief Executive Officer and a Director of ESC Medical Systems Ltd., an Israeli company which develops and manufactures medical equipment. From 1986 to 1991, he was the manager of the advanced product development department of Maxwell Laboratories Inc. Dr. Eckhouse holds a doctorate in physics from the University of California at Irvine.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Board of Directors has established a Compensation Committee which consists of Mr. Pell, Dr. Beyar and Dr. Eckhouse. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of employees of the Company, and oversees the 1995 Stock Option Plan. Mr. Pell and Dr. Beyar also served on the Compensation and Stock Option Committee of InStent until its acquisition by Medtronic, Inc.

  The Board of Directors has established an audit committee to oversee the auditing of the Company's books of account and financial statements. The Audit Committee consists of Mr. Globerman, Dr. Eckhouse and Dr. Bick.

COMPENSATION OF DIRECTORS

  Directors currently receive no cash fees for services provided in that capacity but may be reimbursed for out-of-pocket expenses they incur in connection with their attendance at meetings of the Board of Directors.

EXECUTIVE COMPENSATION

The following table sets forth certain information for the year ended December 31, 1995 with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each executive officer whose annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                                      --------------------------
                                                                    OTHER ANNUAL
NAME AND PRINCIPAL POSITION                           YEAR  SALARY  COMPENSATION
- ----------------------------                          ---- -------- ------------
Peter A. Bick, M.D.
 President and Chief Executive Officer(1)............ 1995      --      --
Andrew M. Smith
 Vice President and Chief Operating Officer(2)....... 1995 $150,000     --

- --------
(1) Dr. Bick joined the Company as President and Chief Executive Officer on May 31, 1996, and was granted options to purchase 190,000 shares of Common Stock at an exercise price of $5.00 per share, 85,000 of which vested immediately and the remainder of which vest in equal installments on May 31, 1997, 1998 and 1999. See "Management--Employment Agreements."
(2) Mr. Smith resigned as an officer and director of the Company on May 15, 1996.

EMPLOYMENT AGREEMENTS

  Under the terms of an employment agreement dated May 31, 1996 between the Company and Dr. Bick, Dr. Bick will receive a salary of $150,000 per annum, plus a performance bonus to be determined by the Board of Directors. In addition, Dr. Bick has been granted options to purchase 190,000 shares of Common Stock at an exercise price of $5.00 per share, of which 85,000 vested immediately and the remainder of which vests in equal installments on May 31, 1997, 1998 and 1999. If Dr. Bick is terminated without cause, his salary and health benefits will be paid for six months and the next succeeding vesting date of his stock options will be accelerated to the date of the termination. Upon a change in control of the Company, any stock options not yet vested will, under certain circumstances immediately vest.

  Each of Mr. Globerman and Dr. Beyar have entered into agreements with the Company pursuant to which each will receive an annual salary of $150,000 and each will devote such time to the Company as is necessary for the management of the business and affairs of the Company. Such salary will be in lieu of any further payments to NMB Medical Applications Ltd., a research and development company controlled by Mr. Globerman and Dr. Beyar, which were made at the rate of $7,000 per month prior to July 1, 1996.

  Under the terms of an employment agreement dated August 1, 1996, between the Company and Mark Kramer, Mr. Kramer will receive a base salary of from $75,000 to $90,000 per annum based on his time commitment to the performance of his duties to the Company of from between 50% to 60% of his business time. In addition, for each of the Company's products approved or cleared by the FDA, Mr. Kramer will be eligible to receive a $50,000 bonus. Mr. Kramer will be granted incentive stock options to purchase 25,000 shares of Common Stock at the time and at an exercise price equal to the initial public offering price of this Offering. Twenty-five percent of such options vest upon consummation of the Offering, with the remainder vesting in equal amounts on each anniversary of Mr. Kramer's employment. Upon a change in control of the Company, Mr. Kramer's stock options not yet vested will vest immediately and he will be permitted to terminate his employment upon 60 days written notice and continue to receive his salary and benefits for six months thereafter.

STOCK OPTION PLANS

  The Company has reserved a total of 450,000 shares of Common Stock for issuance pursuant to stock option plans, of which 421,750 are reserved under the Company's existing stock option plan (the "1995 Stock Option Plan") and an additional 28,250 shares are reserved for issuance pursuant to a future option plan. As of the date of this Prospectus, the Company has granted to employees and to certain individuals who provided valuable services to the Company options to purchase an aggregate of 391,750 shares of Common Stock at an exercise price of $5.00 per share under the 1995 Stock Option Plan. Of these, options to purchase 202,818 shares are exercisable immediately. The remaining options are exercisable from 1997 through 2000. See "Shares Eligible for Future Sale."

  The 1995 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1995 Plan, the Compensation Committee has the authority to select the optionees or stock recipients and determine the terms of the options or restricted stock granted, including (i) the number of shares, (ii) option exercise terms, (iii) the exercise or purchase price, (iv) the duration of the option and (v) the time, manner and form of payment for restricted stock and upon exercise of an option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution, or, in the case of nonqualified options only, pursuant to a valid domestic relations order.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information as of June 30, 1996, and as adjusted to reflect the sale by the Company of the Common Stock being offered hereby, with respect to beneficial ownership of Common Stock by: (i) each person who is known by the Company to be the beneficial owner of more than 5% of Influence's outstanding shares of Common Stock; (ii) each of the Company's executive officers; (iii) each of the Company's directors; and (iv) all directors and executive officers of the Company as a group. Except where otherwise indicated, Influence believes, based on information furnished by such owners, that the beneficial owners of the Shares listed below have sole investment and voting power with respect to such shares.

                                                      PERCENT OF TOTAL(1)
                                                --------------------------------
                                      SHARES
                                   BENEFICIALLY
       NAME AND ADDRESS(2)            OWNED     PRIOR TO OFFERING AFTER OFFERING
       -------------------         ------------ ----------------- --------------
Oren Globerman(3)................     828,000         17.82%             %
Mordechay Beyar, M.D.(4).........     671,500         14.45%             %
Lewis C. Pell(5).................     529,000         11.38%             %
Katsumi Oneda(6).................     503,500         10.83%             %
Ze'ev Sohn.......................     282,750          6.08%             %
Peter A. Bick, M.D.(7)...........      85,000          1.80%             %
Mark Kramer(8)...................       6,250             *              %
All directors and executive offi-
 cers
 as a group (6 persons)(9).......   2,402,500         51.69%             %

- --------
*Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to Shares. Applicable percentage ownership is based on 4,647,750 Shares outstanding as of June 30, 1996 (assuming the
    conversion of Series A Preferred Stock) and    Shares outstanding after
    the Offering. Shares of Common Stock subject to the options currently exercisable, or exercisable within 60 days after June 30, 1996, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
(2) Unless otherwise indicated, the address of each person named in this table is care of Lewis C. Pell, 40 Ramland Road South, Suite 18, Orangeburg, New York 10962.
(3) Mr. Globerman owns all of such shares through Globerman Engineering Ltd., a company organized under the laws of the State of Israel, of which Mr. Globerman and his brother are the sole shareholders. Does not include 100,000 shares of Common Stock owned by Benjamin Globerman, Mr. Globerman's brother, and 10,000 shares of Common Stock owned by Arie Spectorovsky, Mr. Globerman's cousin, beneficial ownership of all such shares being disclaimed by Mr. Globerman.
(4) Dr. Beyar owns all of such shares through UroTek Ltd., a company organized under the laws of the State of Israel, of which Dr. Beyar and his wife are the sole shareholders. Does not include 200,000 shares of Common Stock beneficially owned by Raphael Beyer, Dr. Beyar's brother, 10,000 shares of Common Stock owned by Foster Padway, Dr. Beyar's brother-in-law, and 10,000 shares of Common Stock owned by Meyer Bachar, Dr. Beyar's cousin, beneficial ownership of all such shares being disclaimed by Dr. Beyar.
(5) Does not include 5,000 shares of Common Stock held by Aron Pell, Mr. Pell's brother, 10,000 shares of Common Stock held by Norman Pell, Mr. Pell's father, 100,000 shares of Common Stock held by Jessica H. Pell, Mr. Pell's daughter and 100,000 shares of Common Stock held by Phyllis L. Pell, Mr. Pell's wife as custodian for Candice Pell, their daughter, beneficial ownership of all such shares being disclaimed by Lewis C. Pell.
(6) Does not include 100,000 Shares held by Hidetoshi Oneda and 100,000 Shares held by Nami Oneda, Mr. Oneda's son and daughter, respectively. Mr. Oneda's address is: 40 Ramland Road South, Orangeburg, New York 10962.
(7) Consists of options to purchase 85,000 shares of Common Stock exercisable within 60 days of June 30, 1996. Dr. Bick's address is care of the Company at 601 Montgomery Street, Suite 845, San Francisco, California 94111.
(8) Consists of options to purchase 6,250 shares of Common Stock which will be issued and vest upon completion of the Offering. Mr. Kramer's address is care of the Company at 601 Montgomery Street, Suite 845, San Francisco, California 94111.
(9) Includes options held by Dr. Bick and Mr. Kramer, as described in the preceding footnotes.

                             CERTAIN TRANSACTIONS

  In connection with the founding of the Company, NMB Medical Applications Ltd. ("NMB"), a company controlled by Oren Globerman and Dr. Mordechay Beyar, transferred certain of the Company's core technology to the Company in exchange for $300,000. In March 1995, the Company paid NMB $26,500 to reimburse NMB for development expenditures related to additional technology transferred to the Company. During 1995, the Company purchased equipment from NMB for $25,000. From March, 1995 until June 30, 1996, Influence paid NMB a consulting fee of $7,000 per month principally for the services of Dr. Beyar and Mr. Globerman, who received no direct compensation from the Company.

  During 1995, the Company sold an aggregate of 713,000 shares of Series A Preferred Stock to investors at a purchase price of $5.00 per share. Each share of Series A Preferred Stock is convertible into one share of Common Stock and has a liquidation value of $5.00 per share. The Board of Directors has approved and the Company is seeking stockholder approval of an amendment to the Series A Preferred Stock to provide for the automatic conversion of the Series A Preferred Stock prior to completion of this Offering.

  On September 20, 1995, the Company repurchased 40,000 shares of Common Stock at a price of $5.00 per share from each of Mordechay Beyar, Oren Globerman and Ze'ev Sohn.

  In November, 1995 Yozma Venture Capital Ltd. ("Yozma") acquired 160,000 shares of Series A Preferred Stock, and entered into an agreement (the "Yozma Agreement") between Influence, IMT and Yozma, conferring certain rights and obligations upon the parties. In particular, the Yozma Agreement obligates Influence to provide certain minimum funding to IMT, its subsidiary, and to give IMT exclusive manufacturing and marketing rights for the Company's products to be sold outside of North America. The Company has requested that Yozma agree to terminate the Yozma Agreement upon completion of the Offering.

  Pursuant to an agreement (the "In-Probe Agreement") between Jerry G. Blaivas, M.D. and the Company, Dr. Blaivas licensed to IMT his rights in technology related to In-Probe. The In-Probe Agreement contemplates that the Company will develop a prototype of the In-Probe by the end of 1996. In countries where the Company has not engaged a distributor, Dr. Blaivas will have the right to sell the In-Probe in that country. A 3% royalty on In-Probe sales is payable to Dr. Blaivas. Dr. Mordechay Beyar, who also developed the In-Probe technology, has assigned his interest in the technology to IMT. Dr. Blaivas and the Company have agreed in principle that Dr. Blaivas will assign all his rights in the In-Probe and to terminate the In-Probe Agreement in exchange for(i) options to purchase 10,000 shares of Common Stock at the initial public offering price and (ii) upon commercial sales of In-Probe in the U.S. or in two countries in Europe, options to purchase 10,000 shares of Common Stock at the then prevailing market price of the Company's shares.

  Mr. Lewis C. Pell, the Chairman of the Board of Directors of Influence, made loans to Influence on June 10 and August 14, 1996, in the aggregate amount of $2 million. Interest accrues daily on outstanding balances at the federal short-term rate, and interest and principal are payable within two years of issuance.

  For a description of certain employment agreements, see "Management-- Employment Agreements."

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of Influence will consist of 30,000,000 shares of Common Stock, $0.001 par value per share, and 850,000 shares of Preferred Stock, $0.01 par value per share, upon the filing of the Company's Second Amended and Restated Certificate of Incorporation prior to the closing of this Offering. Prior to this Offering, there were outstanding an aggregate of 3,934,750 shares of Common Stock and 713,000 shares of Series A Preferred Stock which will convert on a 1-for-1 basis to shares of Common Stock prior to the closing of this Offering.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Influence, Inc.'s Second Amended and Restated Certificate of Incorporation which will be filed prior to the closing of this Offering (the "Certificate") which is included as an exhibit to the Registration Statement, and by the provisions of applicable law.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Voting rights are not cumulative, with the result that holders of more than 50% of the shares of Common Stock are able to elect all of the Directors. Holders of Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors in its discretion out of funds legally available therefor. See "Dividend Policy." The holders of Common Stock are entitled to receive on a pro rata basis all assets remaining for distribution to stockholders, subject to the rights of any Preferred Stock outstanding, upon liquidation or dissolution of the Company. The Common Stock does not have preemptive or other subscription rights, any conversion rights or any redemption or sinking fund provisions. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when sold, validly issued, fully paid and nonassessable.

PREFERRED STOCK

  Upon the closing of this Offering, the Board of Directors will have the authority to issue 850,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The Board of Directors could, without the approval of the stockholders, issue Preferred Stock having voting or conversion rights that could adversely affect the voting power of the holders of Common Stock, and the issuance of Preferred Stock could be used, under certain circumstances, to render more difficult or discourage a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

LIMITATION OF LIABILITY

  The Certificate contains provisions which stipulate that a director will not be personally liable for monetary damages to the Company or its shareholders which result from breaches of a director's fiduciary duty other than liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived improper personal benefit. Further, the Certificate provides generally for indemnification of the directors and officers of the Company to the fullest extent permitted under Delaware law, and permits indemnification for all other persons whom the Company is permitted to indemnify. Management believes that such provisions are necessary to attract and retain qualified directors and officers.

CERTAIN STATUTORY PROVISIONS

  In addition to the directors' ability to issue shares of Preferred Stock in one or more series, certain provisions of Delaware law are commonly considered to have an anti-takeover effect. The Company is subject to the provisions of
Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" (which includes a wide range of transactions) with an "interested stockholder" (a stockholder who has acquired more than 15% but less than 85% of the outstanding voting shares of a corporation which is subject to the statute) for a period of three years subsequent to the date on which the stockholder became an "interested stockholder." The prohibition does not apply if (1) prior to the completion of the three year period, the corporation's Board of Directors approved the transaction through which the stockholder became an "interested stockholder" or (2) the "business combination" is approved by the corporation's Board of Directors and is authorized by a vote of at least two-thirds of the outstanding stock of the corporation not owned by the "interested stockholder."

  A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision either in its original certificate of incorporation or in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company is a Delaware corporation that is subject to the Anti-Takeover Law and has not "opted out" of its provisions.

  The foregoing provisions of Delaware law and the Company's Certificate and Bylaws could have the effects of discouraging others from attempting hostile takeovers of the Company and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock will be the American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future. See "Underwriting."

  Upon consummation of the Offering,   shares of Common Stock will be
outstanding (assuming no exercise of the Underwriters' over-allotment option).
The   shares of Common Stock sold in this Offering will be freely tradable within the public market without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act. The remaining outstanding shares of Common Stock are deemed to be "restricted securities" within the meaning of Rule 144 and may be publicly resold only if registered under the Securities Act or sold in accordance with an eligible exemption from registration, such as Rule 144.

  The Company, its executive officers and directors and certain stockholders
of Influence, Inc. holding an aggregate of    shares have agreed that, for a
period of 180 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock, without the prior written consent of Montgomery Securities. Montgomery Securities, in its sole discretion and at any time without notice, may release all or any portion of the securities subject to the 180-day lock-up agreement.

  There are currently outstanding options to purchase 391,750 shares of Common Stock, all of which will be subject to restriction on transfer for at least 180 days from the date of this Prospectus. The Company may in the future cause the shares issuable pursuant to stock options granted to employees and directors of the Company to be registered under the Securities Act. See "Management--Stock Option Plans."

  Upon expiration of the 180-day lock-up agreements, approximately additional shares of Common Stock will become eligible for public resale, subject in some cases to volume limitations pursuant to Rule 144. The remaining approximately shares held by existing stockholders will become eligible for public resale at various times over a period of less than two years following the completion of this offering, subject in some cases to vesting provisions and volume limitations.

  In general, under Rule 144, as currently in effect, a person (including an "affiliate," as that term is defined below) who has been deemed to have beneficially owned restricted securities (as defined in Rule 144) for at least two years from the date such restricted securities were acquired from Influence or an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding number of shares of Influence or the average weekly trading volume of the Shares on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. A person (or persons whose shares are required to be aggregated) who is not deemed an "affiliate" of Influence and who has beneficially owned shares for at least three years, is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Affiliates continue to be subject to such limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer. Sales under Rule 144 are also subject to certain provisions relating to the manner of sale, notice of sale and the availability of current public information about the Company. The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market. If the proposed amendment becomes effective, the two-year and three-year holding periods referred to in this paragraph will be reduced to one-year and two-year holding periods, respectively, which will have a material effect on the times when shares of Common Stock become eligible for resale.

                   ISRAELI TAXATION AND INVESTMENT PROGRAMS

  The following is a summary of the current tax structure applicable to companies in Israel, with special reference to its effect on the Company, and certain Israeli Government programs benefitting the Company. The following also contains a discussion of certain Israeli tax consequences to persons purchasing the Shares offered hereby. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed in the discussions will be accepted by the taxing authorities in question. In addition, reductions have been proposed in certain Government benefit programs discussed herein, and there can be no assurance that such benefits will continue at their current levels, or at all. The discussion should not be construed as legal or professional tax advice and is not exhaustive of all possible tax considerations.

GENERAL ISRAELI CORPORATE TAX STRUCTURE

  Income of the Company's Israeli subsidiary will be subject to Israeli tax. The corporate tax rate in Israel is 36%. Nevertheless, the effective tax rate payable by a company which derives income from an "Approved Enterprise" may be considerably less. The Company has filed an application for "Approved Enterprise" status for its plant in Israel. There can be no assurance that such application will be granted. See "Law for the Encouragement of Capital Investments, 1959" below.

LAW FOR THE ENCOURAGEMENT OF CAPITAL INVESTMENTS, 1959

  General

  The Law for the Encouragement of Capital Investments, 1959 (the "Investment Law") provides that capital investments in a production facility (or other eligible assets) may, upon application to the Israel Investment Center, be designated as an "Approved Enterprise." Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset. The tax benefits derived from any such certificate of approval relate only to taxable profits attributable to the specific Approved Enterprise. An Approved Enterprise is entitled to certain benefits, including Israeli Government cash grants, State-guaranteed loans and tax benefits. The Company has filed an application for "Approved Enterprise" status for its plant in Israel. There can be no assurance that such application will be granted.

  Tax Benefits

  Taxable income derived from an Approved Enterprise is subject to a reduced Corporate Tax rate of 25%. Such income is eligible for further reductions in tax rates depending on the percentage of the foreign investment in the company's share capital (conferring rights to profits, voting and appointment of directors) and of its combined share and loan capital which is owned by non-Israeli residents. The tax rate is 20% if the foreign investment is 49% or more but less than 74%, 15% if the foreign investment is 74% or more but less than 90%; and 10% if the foreign investment is 90% or more. These tax benefits are granted for a limited period not exceeding 7 years or 10 years (for companies which are at least 25% foreign owned) from the first year in which the Approved Enterprise has taxable income. For companies, such as the Company's Israeli subsidiary, whose foreign shareholding exceeds 25%, Approved Enterprises would create entitlement to reduced tax rates for a period not to exceed 10 tax years rather than the maximum seven tax years applicable to companies without foreign investment. However, there can be no assurance that the Company will have any Approved Enterprises or that the provision of the law will not change.

  A company that has an Approved Enterprise status which was approved after April 1, 1986 may elect to receive grants under the Investment Law or, in lieu of such grants, to participate in an alternative benefits program (the "Alternative Benefits Program"), under which the undistributed income from the Approved

Enterprise is fully exempt from Corporate Tax for a defined period of time. The period of tax exemption ranges between two and ten years, depending upon the location within Israel of the Approved Enterprise and the type of the Approved Enterprise. On expiration of the exemption period, the Approved Enterprise would be eligible for beneficial tax rates under the Investment Law for the remainder, if any, of the otherwise applicable benefits period. The Company has elected in its application for "Approved Enterprise" status to participate in the Alternative Benefits Program. If the Company's application is approved, the Company expects to be entitled to a two year tax holiday followed by eight years of reduced tax.

  A company that has elected to participate in the Alternative Benefits Program and that subsequently pays a dividend out of the income derived from the Approved Enterprise during the tax exemption period will be subject to Corporate Tax in respect of the amount distributed (including the tax thereon) at the rate that would have been applicable had the company not elected the Alternative Benefits Program (generally 25%). The dividend recipient is taxed at the reduced rate of 15% applicable to dividends from Approved Enterprises if the dividend is distributed within twelve years after the tax exemption period. In the case of a company with over 25% foreign shareholding (as defined by law), the twelve-year limitation on reduced withholding tax on dividends does not apply. This tax may be withheld by the company at source, regardless of whether the dividend is converted into foreign currency. See "-- Capital Gain and Income Taxes Applicable to Non-Israeli Shareholders."

  Other Benefits

  An Approved Enterprise is also entitled to two other incentives from the Israeli Government, whether or not the Alternative Benefits Program is elected. These include accelerated depreciation on property and equipment, generally ranging from 200% (in respect of equipment) to 400% (in respect of buildings) of the ordinary depreciation rates (and not special depreciation rates, see "Law of Encouragement of Industry (Taxes), 1969") during the first five tax years of the operation of these assets, subject to a ceiling of 20% per year with respect to depreciation on buildings.

  The benefits available to an Approved Enterprise are conditional upon the fulfillment of certain conditions stipulated in the Investment Law and its regulations and the criteria set forth in the certificate of approval. In the event that these conditions are violated, in whole or in part, the Company's Israeli subsidiary would be required to refund the amount of benefits, with the addition of the Israeli CPI linkage differences and interest.

  If only a part of a company's taxable income is derived from an Approved Enterprise or if the company operates under more than one approval, its effective corporate tax rate is a weighted combination of the various applicable rates.

LAW FOR THE ENCOURAGEMENT OF INDUSTRY (TAXES), 1969

  Under the Law for the Encouragement of Industry (Taxes), 1969 (the "Industry Encouragement Law"), a company qualifies as an "Industrial Company" if it is resident in Israel and at least 90% of its income in a given tax year (exclusive of income from certain specified sources) is derived from Industrial Enterprises owned by that company. An "Industrial Enterprise" is defined as an enterprise whose principal activity in a particular tax year is industrial manufacturing.

  Pursuant to the Industry Encouragement Law, an Industrial Company is entitled, among other things, to deduct the purchase price of patents or certain other intangible property rights (other than goodwill) over a period of eight years beginning with the year in which such rights were first used.

  Under certain income tax regulations, special depreciation rates have been determined for machinery, equipment and buildings used by an Industrial Enterprise. These rates differ based on factors including the date of commencement of operation and the number of work shifts. An Industrial Company owning an Approved Enterprise may choose between the above depreciation rates and the depreciation rates available to Approved Enterprises.

  Qualification as an Industrial Company under the Industry Encouragement Law is not conditioned upon the receipt of prior approval from any Israeli Government authority. No assurance can be given that the Company's Israeli subsidiary will qualify as an Industrial Company or will in the future be able to avail itself of any benefits available to companies so qualifying.

TAXATION UNDER INFLATIONARY CONDITIONS

  The Income Tax (Inflationary Adjustments) Law, 1985 (the "Inflationary Adjustments Law") attempts to overcome some of the problems presented to a traditional tax system by an economy experiencing rapid inflation, which was the case in Israel at the time the law was enacted. Generally, the Inflationary Adjustments Law provides significant tax deductions and adjustments to depreciation methods and tax loss carry forwards to compensate for loss of value resulting from an inflationary economy. The Company's Israeli subsidiary's taxable income is determined under this law.

  The Israeli Income Tax Ordinance and the Inflationary Adjustments Law allow "Foreign-Invested Companies," which maintain their accounts in dollars in compliance with regulations published by the Israeli Minister of Finance, to base their tax returns on the operating results as reflected in the dollar financial statements or to adjust their tax returns based on exchange rate changes rather than changes in the Israeli CPI (in lieu of the principles set forth by the Inflationary Adjustments Law). For these purposes, a Foreign-Invested Company is a company, like the Company's subsidiary, more than 25% of whose share capital (in terms of rights to profits, voting and appointment of directors) and of whose combined share and loan capital is held by persons who are not residents of Israel. From inception the Company's Israeli subsidiary has measured its results for tax purposes on the basis of the changes in the Israeli CPI.

TAX BENEFITS AND GOVERNMENT SUPPORT FOR RESEARCH AND DEVELOPMENT

  Israeli tax law permits, under certain conditions, a tax deduction in the year incurred for expenditures (including capital expenditures) in scientific research and developments projects, if the expenditures are approved by the relevant Israeli Government Ministry (determined by the field of research), and the research and development is for the promotion of the enterprise and is carried out by or on behalf of a company seeking such deduction. Expenditures not so approved are deductible over a three-year period.

  Under the Law for the Encouragement of Industrial Research and Development, 1984 (the "Research Law") research and development programs approved by a research committee are eligible for grants or loans upon meeting certain criteria against payment of royalties from the sale of the product developed in accordance with the program. Regulations promulgated under the Research Law generally provide for the payment of royalties to the Office of the Chief Scientist ranging from 2% to 3% on sales of products developed as a result of a research project so funded until a percentage (ranging from 100% to 150%) of the dollar-linked grant is repaid. The Research Law requires that the manufacture of any product developed as a result of research and development funded by the Israeli Government take place in Israel. Under recently enacted regulations, if the Chief Scientist permits the manufacture of any such product outside of Israel, the royalty rates and the repayment ceiling increase substantially. The Research Law also provides that know-how from the research and development which is used to produce the project may not be transferred to third parties without the approval of a research committee. Such approval is not required for the export of any products resulting from such research or development.

  The Company has never applied for any grants from the Office of the Chief Scientist.

CAPITAL GAIN AND INCOME TAXES APPLICABLE TO NON-ISRAELI SHAREHOLDERS

  Israeli law generally imposes a capital gains tax on the sale of securities and any other capital asset. The basic tax rate applicable to corporations is 36%. Since 1994, the maximum tax rate for individuals has been 50%. These rates are subject to the provisions of any applicable bilateral double taxation treaty. The Convention between the Government of the State of Israel and the Government of the United States of America With Respect to Taxes on Income (the "Treaty") governs double taxation between the United States and Israel.

  Under the Treaty, dividends of an Israeli company derived from the income of an Approved Enterprise will be subject to a 15% dividend withholding tax. The Treaty further provides that a 12.5% Israeli dividend withholding tax would apply to dividends paid to a U.S. corporation owning 10% or more of an Israeli company's voting stock for, in general, the current and preceding income years of the Israeli company. The lower 12.5% rate applies only on dividends from income not derived from an Approved Enterprise in the applicable period and does not apply if the Company has certain amounts of passive income.

  Pursuant to the Treaty, the sale, exchange or disposition of shares by a person who qualifies as a resident of the United States within the meaning of the Treaty and who is entitled to claim the benefits afforded to such residents under the Treaty ("Treaty U.S. Resident") will not be subject to the Israeli capital gains tax unless such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting power of such company during any part of the 12-month period preceding such sale, exchange or disposition. A sale, exchange or disposition of Shares by a Treaty U.S. Resident who holds, directly or indirectly, shares representing 10% or more of the voting power of a company at any time during such preceding 12-month period would be subject to such Israeli tax. However, under the Treaty, such Treaty U.S. Resident would be permitted to claim a credit for such taxes against the U.S. income tax imposed on any gain from such sale, exchange or disposition, subject to the limitations applicable to foreign tax credits.

                     UNITED STATES FEDERAL INCOME TAXATION

  The following general discussion sets forth the material United States federal income tax consequences that are applicable to persons purchasing the Shares offered hereby. The discussion should not be construed as legal or professional advice and is not exhaustive of all possible tax considerations that may be relevant to a decision whether to invest in the Shares. The precise tax consequences of an investment in the Shares will vary depending on an investor's particular position. In particular, taxes may be imposed on certain investors in the Shares by jurisdictions other than the United States and Israel (including states and localities of the United States), and certain investors may be subject to special taxes in connection with this investment in the Shares (including United States federal alternative minimum taxes).

  The summary of United States income tax laws set out below is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial decisions, published positions of the Internal Revenue Service and the Treaty as of the date hereof and is subject to any changes occurring after that date. Prospective investors are urged to consult with their own tax advisors before making an investment in Shares.

IN GENERAL

  The Company will be subject to United States federal income tax at rates applicable to regular corporations (currently ranging up to 35%). If the Company receives distributions from IMT, the Company will be entitled, subject to certain limitations, to a credit for Israeli taxes imposed on the Company and withheld with respect to such distributions, and may also be entitled in certain circumstances to a credit for Israeli income taxes paid by IMT. In certain circumstances, the combined Israeli and United States tax burden on the Company may exceed the maximum United States tax rates described below.

PERSONAL HOLDING COMPANY

  If more than 50% of the Company's stock is owned directly, indirectly or by application of certain attribution rules, by five or fewer individuals (including certain tax-exempt corporations, certain trusts, and residents and citizens of the United States or another country) at any time during the last half of the Company's taxable year, and at least 60% of the Company's adjusted ordinary gross income for the taxable year is personal holding company income, the Company will be subject to United States personal holding company tax, in addition to its regular income tax, at a current rate of 39.6% on its undistributed personal holding company income for the taxable year.

  For this purpose, the "personal holding company income" of a corporation is the portion of the corporation's adjusted ordinary gross income that consists of certain types of passive income, including certain dividends, interest, annuities, rents and royalties (even if the rents and royalties are derived from the active conduct of a trade or business). The "undistributed personal holding company income" of a corporation is based on its net taxable income (which excludes, for example, income exempt from regular federal income tax), adjusted to reflect (among other things) deductions for federal income taxes and dividends to shareholders paid by the Company.

  The Company believes that it currently qualifies as a personal holding company. It is unclear, however, whether the Company will be a personal holding company after the Offering and no assurance can be given that it will not be.

FOREIGN PERSONAL HOLDING COMPANY

  A foreign corporation (such as IMT) is treated as a foreign personal holding company (a "FPHC") if more than 50% of its stock is owned directly, indirectly (such as through the Company) or by application of certain attribution rules, by five or fewer individuals who are United States citizens or residents and at least 60% (50%, in certain circumstances) of its gross income is foreign personal holding company income. Each direct United

States stockholder of a FPHC (including the Company, if IMT is a FPHC) is generally required to include in its income as a dividend an amount equal to its pro rata share of the FPHC's undistributed foreign personal holding company income for the year. This amount is subject to United States income tax (without any credit for foreign taxes paid for the FPHC) and, if the stockholder is a personal holding company, personal holding company tax. If a corporation ceases to satisfy the FPHC stock ownership test on a date prior to the end of a taxable year due to changes in its stock ownership, its direct United States stockholders are required to include only a proportion of its undistributed foreign personal holding company income for the year, based on the period prior to such date.

  For this purpose, a corporation's "foreign personal holding company income" and "undistributed foreign personal holding company income" are, with certain exceptions, generally determined in the same manner as the corporation's personal holding company income and undistributed personal holding company income, respectively, except that such amounts are not limited to United States source income.

  Based on the current ownership of the Company, the Company is not presently a FPHC and does not expect to become a FPHC after the Offering.

CONTROLLED FOREIGN CORPORATION

  IMT will be a controlled foreign corporation (a "CFC") for United States federal income tax purposes. As a result, the Company will be required to include in its income its pro rata share of IMT's subpart F income, and may also be required to include certain additional amounts if IMT has investments in United States property or, under current law, passive assets in excess of certain levels. For this purpose "subpart F income" includes certain income derived from transactions with related parties and certain types of passive income such as dividends, interest, rents, royalties, and annuities, but does not include, among other things, rents and royalties derived from transactions with unrelated parties in the active conduct of a trade or business.

  The Company does not currently expect that IMT will have any material amount of subpart F income, or any material investments in United States property or any passive assets materially in excess of the prescribed levels. However, no assurance can be given in this regard.

PASSIVE FOREIGN INVESTMENT COMPANY

  A foreign corporation is treated as a passive foreign investment company (a "PFIC") if 75% or more of its income is passive income, or the average percentage of its assets (based upon the adjusted basis of such assets) which produces passive income or are held for the production of passive income is at least 50%. For this purpose passive income generally includes dividends, interest, rents, royalties, and annuities, but does not include, among other things, rents and royalties derived from transactions with unrelated parties in the active conduct of a trade or business.

  Each United States shareholder of a PFIC is required to pay, in addition to regular federal income tax, a deferred tax amount if the shareholder disposes of any stock in the PFIC or receives an excess distribution from the PFIC. For this purpose, a distribution is an "excess distribution" to the extent that it, combined with other distributions received in the same taxable year, exceeds 125% of the average amount received by the shareholder during the three preceding taxable years (or, if shorter, the period for which the shareholder has held the stock).

  If a United States shareholder of a PFIC makes an election, the PFIC will be treated as a qualified electing fund (a "QEF") with respect to the shareholder. In that case, the deferred tax amount will not be required to be paid by the shareholder, but the shareholder will be required to include in income its pro rata share of the QEF's earnings and profits for the year.

  The Company believes that IMT will not be a PFIC at the time of the Offering, and, in view of the anticipated composition of IMT's assets and income, the Company does not currently expect that IMT will become a PFIC following the Offering. However, no assurance can be given in this regard.

                                 UNDERWRITING

  The Underwriters named below, represented by Montgomery Securities, UBS Securities LLC and Volpe, Welty & Company (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of the shares if they purchase any.

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   Montgomery Securities..............................................
   UBS Securities LLC. ...............................................
   Volpe, Welty & Company.............................................
     Total............................................................
                                                                         ====

  The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected
dealers a concession of not more than $   per share; and the Underwriters may
allow, and such dealers may reallow, a concession of not more than $   per
share to certain other dealers. After the Offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a
maximum of    additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

  The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  The Company, its directors and executive officers and certain other stockholders of the Company have agreed that for a period of 180 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion and at any time without prior notice, release all or any portion of the shares of Common Stock subject to the lock-up agreements.

  The Representatives have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the Offering.

  In 1995, certain employees of Montgomery Securities, UBS Securities LLC and Volpe, Welty and Company acquired an aggregate of 2,000, 21,000 and 1,000 shares of Common Stock, respectively, for $5.00 per share.

  Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the market price of and demand for publicly-traded common stocks of comparable companies in recent periods. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors.

  The Company will apply to have the Common Stock listed on the Nasdaq National Market under the symbol "INFL".

                                 LEGAL MATTERS

  The validity of the Shares offered hereby will be passed upon for the Company by Arnold & Porter, New York, New York, and for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The balance sheets as of December 31, 1994 and 1995 and the statements of operations, stockholders' (deficit) equity and cash flows for the year ended December 31, 1995 and for the periods from November 9, 1994 (inception) to December 31, 1994 and November 9, 1994 (inception) to December 31, 1995, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  Certain of the statements in this Prospectus under the captions "Risk Factors--Dependence Upon Patents, Licenses and Proprietary Technology" and "Business--Patents, Licenses and Proprietary Rights" have been reviewed and approved by Levisohn, Lerner, Berger & Langsam, New York, New York, patent counsel to the Company, as experts on such matters, and are included herein in reliance upon that review and approval. Andrew S. Langsam, a member of Levisohn, Lerner, Berger & Langsam, owns 1,800 shares of Series A Preferred Stock which will, upon completion of the Offering, convert into the same number of shares of Common Stock.

                             AVAILABLE INFORMATION

  Influence has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Shares being offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to Influence and the Shares being offered, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. As a result of the Offering, Influence will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission, subject to certain exceptions described below. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, application will be made to have the Shares listed for quotation on the Nasdaq National Market and, if accepted for quotation, the Registration Statement, including exhibits thereto, and reports and other information concerning Influence may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

                         INFLUENCE, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                     INDEX

                                                                           PAGE
                                                                           ----
Report of Independent Accountants......................................... F-2
Consolidated Financial Statements:
 Consolidated Balance Sheets as of December 31, 1994 and 1995 and (unau-
  dited) as of
  June 30, 1996........................................................... F-3
 Consolidated Statements of Operations for the period from November 9,
  1994 (inception) to December 31, 1994, for the year ended December 31,
  1995, for the period from November 9, 1994 (inception) to December 31,
  1995, for the six months ended June, 1995 (unaudited) and 1996
  (unaudited) and for the period from November 9, 1994 (inception) to June
  30, 1996 (unaudited).................................................... F-4
 Consolidated Statements of Stockholders' (Deficit) Equity for the period from November 9, 1994 (inception) to December 31, 1995, including the period from November 9, 1994 (inception) to December 31, 1994 and the year ended December 31, 1995, and for the six months ended June 30, 1996
  (unaudited)............................................................. F-5
 Consolidated Statements of Cash Flows for the period from November 9,
  1994 (inception) to December 31, 1994, the year ended December 31, 1995, for the period from November 9, 1994 (inception) to December 31, 1995, and for the six months ended June 30, 1995 (unaudited) and 1996
  (unaudited) and for the period from November 9, 1994 (inception) to June
  30, 1996 (unaudited).................................................... F-6
 Consolidated Notes to Financial Statements............................... F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Influence, Inc.:

  We have audited the accompanying balance sheets of INFLUENCE, INC. AND SUBSIDIARY (a development stage enterprise) as of December 31, 1995 and 1994, and the related statements of operations, stockholders' (deficit) equity and cash flows for the year ended December 31, 1995 and for the periods from November 9, 1994 (inception) to December 31, 1994 and November 9, 1994 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Influence, Inc. and Subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the year ended December 31, 1995 and for the periods from November 9, 1994 (inception) to December 31, 1994 and November 9, 1994 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

New York, New York
August 15, 1996.

                         INFLUENCE, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS

                                             DECEMBER 31,        JUNE 30,
                                         ---------------------     1996
                                                                -----------
                ASSETS:                    1994        1995
                                         ---------  ----------
                                                                (UNAUDITED)
Current assets:
 Cash and cash equivalents.............             $1,375,262  $   826,368
 Taxes receivable......................                 61,360      128,423
 Other current assets..................                 55,034      132,507
                                                    ----------  -----------
    Total current assets...............              1,491,656    1,087,298
Fixed assets, at cost, net of accumu-                  135,246      407,093
 lated depreciation and amortization...  ---------  ----------  -----------
    Total assets.......................  $     --   $1,626,902   $1,494,391
                                         =========  ==========  ===========
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
                EQUITY:
Current liabilities:
 Accounts payable and accrued expenses.  $ 160,000  $  467,463  $   623,176
 Bank overdraft........................    136,470      12,360          --
                                         ---------  ----------  -----------
    Total current liabilities..........    296,470     479,823      623,176
                                         ---------  ----------  -----------
Note payable to stockholder............                           1,000,000
                                                                -----------
Commitments and contingencies
Stockholders' (deficit) equity:
 Series A preferred stock, $.01 par
  value; 750,000 shares authorized;
  713,000 shares issued and outstanding
  at December 31, 1995 and June 30,
  1996 ($3,565,000 liquidation value)..                  7,130        7,130
 Common Stock, $.001 par value;
  4,800,000 shares authorized;
  4,054,750, 3,934,750 and 3,934,750
  shares issued and outstanding at
  December 31, 1994, December 31, 1995
  and June 30, 1996, respectively......      4,055       3,935        3,935
 Additional paid-in capital............              3,133,510    3,593,510
 Unearned compensation.................                            (271,233)
 Stock subscriptions receivable........       (525)
 Deficit accumulated during the devel-    (300,000) (1,997,496)  (3,462,127)
  opment stage.........................  ---------  ----------  -----------
    Total stockholders' (deficit) equi-   (296,470)  1,147,079     (128,785)
     ty................................  ---------  ----------  -----------
    Total liabilities and stockholders'  $     --   $1,626,902   $1,494,391
     (deficit) equity..................  =========  ==========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                        INFLUENCE, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           NOVEMBER 9, 1994                NOVEMBER 9, 1994     SIX MONTHS ENDED      NOVEMBER 9, 1994
                              (INCEPTION)     YEAR ENDED      (INCEPTION)           JUNE 30,            (INCEPTION)
                                THROUGH      DECEMBER 31,       THROUGH      -----------------------      THROUGH
                           DECEMBER 31, 1994     1995      DECEMBER 31, 1995    1995        1996       JUNE 30, 1996
                           ----------------- ------------  ----------------- ----------- -----------  ----------------
                                                                             (UNAUDITED) (UNAUDITED)    (UNAUDITED)
 Expenses:
  Research and develop-
   ment...................                   $   771,326      $   771,326     $ 291,547  $   775,419    $ 1,546,745
  Patent and licensing....     $ 300,000         478,870          778,870        36,949       57,158        836,028
  General and administra-                        459,271          459,271       190,435      635,584      1,094,855
   tive...................     ---------     -----------      -----------     ---------  -----------    -----------
   Total expenses.........       300,000       1,709,467        2,009,467       518,931    1,468,161      3,477,628
 Other income:
  Interest................                        11,971           11,971                      3,530         15,501
                               ---------     -----------      -----------     ---------  -----------    -----------
   Net loss...............     $(300,000)    $(1,697,496)     $(1,997,496)    $(518,931) $(1,464,631)   $(3,462,127)
                               =========     ===========      ===========     =========  ===========    ===========
 Pro forma per share data
  computed in accordance
  with Securities and Ex-
  change Commission Staff
  Accounting Bulletin No.
  64:
   Net loss per                              $                                           $
    share(unaudited)......                   ===========                                 ===========
   Weighted average number
    of shares
    outstanding(unaudited).                  ===========                                 ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        INFLUENCE, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

               For the period from November 9, 1994
               (inception) to December 31, 1995,
               including the period from November 9,
               1994 (inception) to December 31, 1994
               and for the year ended December 31,
               1995, and unaudited for the six months
               ended June 30, 1996

                             SERIES A                                                                DEFICIT
                            PREFERRED                                                              ACCUMULATED
                              STOCK        COMMON STOCK     ADDITIONAL                   STOCK     DURING THE
                          -------------- -----------------   PAID-IN      UNEARNED   SUBSCRIPTIONS DEVELOPMENT
                          SHARES  AMOUNT  SHARES    AMOUNT   CAPITAL    COMPENSATION  RECEIVABLE      STAGE       TOTAL
                          ------- ------ ---------  ------  ----------  ------------ ------------- -----------  ----------
Common shares issued for
 cash of $.001 per
 share..................                 3,530,000  $3,530                                                      $    3,530
Common shares issued but
 not paid for...........                   524,750     525                              $  (525)
Net loss for the period
 from November 9, 1994
 (inception) to December                                                                           $  (300,000)   (300,000)
 31, 1994...............                 ---------  ------                              -------    -----------  ----------
   Balance at December
    31, 1994............                 4,054,750   4,055                                 (525)      (300,000)   (296,470)
Sale of Series A pre-
 ferred stock for cash
 of $5.00 per share.....  713,000 $7,130                    $3,557,870                                           3,565,000
Cash received for common
 shares
 previously issued,
 $.001 per share........                                                                    525                        525
Issuance of stock op-
 tions in connection
 with services rendered.                                       175,520                                             175,520
Acquisition and retire-
 ment of treasury stock
 for cash of $5.00 per
 share..................                  (120,000)   (120)   (599,880)                                           (600,000)
Net loss for the year
 ended December 31,                                                                                 (1,697,496) (1,697,496)
 1995...................  ------- ------ ---------  ------  ----------                  -------    -----------  ----------
   Balance at December
    31, 1995............  713,000  7,130 3,934,750   3,935   3,133,510                      --      (1,997,496)  1,147,079
Issuance of options in
 connection with serv-
 ices to be rendered
 (unaudited)............                                       460,000   $(460,000)
Amortization of unearned
 compensation (unau-
 dited).................                                                   188,767                                 188,767
Net loss for six months
 ended June 30, 1996                                                                                (1,464,631) (1,464,631)
 (unaudited)              ------- ------ ---------  ------  ----------   ---------      -------    -----------  ----------
   Balance at June 30,
    1996                  713,000 $7,130 3,934,750  $3,935  $3,593,510   $(271,233)     $   --     $(3,462,127) $ (128,785)
    (unaudited).........  ======= ====== =========  ======  ==========   =========      =======    ===========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        INFLUENCE, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   SIX MONTHS ENDED
                           NOVEMBER 9, 1994    YEAR ENDED    NOVEMBER 9, 1994          JUNE 30,           NOVEMBER 9, 1994
                          (INCEPTION) THROUGH DECEMBER 31,  (INCEPTION) THROUGH -----------------------  (INCEPTION) THROUGH
                           DECEMBER 31, 1994      1995       DECEMBER 31, 1995     1995        1996         JUNE 30, 1996
                          ------------------- ------------  ------------------- ----------- -----------  -------------------
                                                                                (UNAUDITED) (UNAUDITED)      (UNAUDITED)
Cash flows from operat-
 ing activies:
 Net loss during devel-
  opment stage..........       $(300,000)     $(1,697,496)      $(1,997,496)     $(518,931) $(1,464,631)     $(3,462,127)
 Adjustments to recon-
  cile net loss to net
  cash used in
  operating activities:
  Depreciation and amor-
   tization.............                           10,297            10,297          5,654       11,657           21,954
  Amortization of un-
   earned compensation..                                                                        188,767          188,767
  Stock options issued
   in consideration for
   services
   rendered.............                          175,520           175,520         78,720                       175,520
  Changes in assets and
   liabilities:
   (Increase) decrease
    in taxes receivable
    and other current
    assets..............                         (116,394)         (116,394)      (107,000)    (144,536)        (260,930)
   Increase in accounts
    payable and accrued          160,000          307,463           467,463        303,523      155,713          623,176
    expenses............       ---------      -----------       -----------      ---------  -----------      -----------
    Net cash used in op-        (140,000)      (1,320,610)       (1,460,610)      (238,034)  (1,253,030)      (2,713,640)
    erating activities..       ---------      -----------       -----------      ---------  -----------      -----------
Cash flows from invest-
 ing activites:
 Capital expenditures...                         (145,543)         (145,543)       (70,600)    (283,504)        (429,047)
                               ---------      -----------       -----------      ---------  -----------      -----------
    Net cash used in in-                         (145,543)         (145,543)       (70,600)    (283,504)        (429,047)
    vesting activities..       ---------      -----------       -----------      ---------  -----------      -----------
Cash flows from financ-
 ing activities:
 Proceeds from issuance
  of common stock.......           3,530              525             4,055            525                         4,055
 Proceeds from issuance
  of Series A preferred
  stock.................                        3,565,000         3,565,000      1,050,000                     3,565,000
 Increase (decrease) in
  bank overdraft........         136,470         (124,110)           12,360       (136,470)     (12,360)
 Payments to acquire
  treasury shares.......                         (600,000)         (600,000)                                    (600,000)
 Proceeds from note pay-                                                                      1,000,000        1,000,000
  able to stockholder...       ---------      -----------       -----------      ---------  -----------      -----------
    Net cash provided by
    financing activi-            140,000        2,841,415         2,981,415        914,055      987,640        3,969,055
    ties................       ---------      -----------       -----------      ---------  -----------      -----------
    Net increase (de-
    crease) in cash and
    cash equivalents....             --         1,375,262         1,375,262        605,421     (548,894)         826,368
Cash and cash equiva-
 lents at beginning of               --               --                --                    1,375,262
 period.................       ---------      -----------       -----------      ---------  -----------      -----------
    Cash and cash equiv-
    alents at end of pe-       $     --       $ 1,375,262       $ 1,375,262      $ 605,421  $   826,368      $   826,368
    riod................       ---------      -----------       -----------      ---------  -----------      -----------
Supplemental disclosure
 of noncash financing
 and
 investment activities:        ---------      -----------       -----------      ---------  -----------      -----------
    Common stock issued        $     525                        $       525                                  $       525
    and not paid for....       ---------      -----------       -----------      ---------  -----------      -----------
    Common stock re-                          $   600,000       $   600,000                                  $   600,000
    tired...............       ---------      -----------       -----------      ---------  -----------      -----------
    Issuance of stock
    options in consider-                      $   175,520       $   175,520      $  78,720  $   460,000      $   635,520
    ation for services..       ---------      -----------       -----------      ---------  -----------      -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                        INFLUENCE, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Interim data is unaudited)
1.ORGANIZATION AND NATURE OF BUSINESS

    Influence, Inc., a Delaware Corporation, was incorporated on November 9, 1994. Its wholly owned subsidiary, Influence Medical Technologies, Ltd. ("IMT"), an Israeli Corporation was formed on January 1, 1995. Influence, Inc. and its wholly owned subsidiary (the "Company") are engaged in the development, manufacturing and marketing of products to treat urinary incontinence, atonic bladder disorder, and other urological disorders. The Company has no products approved by the United States Food and Drug Administration or comparable agencies in other countries and as a development stage enterprise, the Company's primary efforts to date have been devoted to research and development, raising capital, acquiring equipment and setting up laboratories. In addition to the other risks associated with a new business venture, there can be no assurance that the Company's research and development will be successfully completed, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. In addition, the Company operates in an environment of rapid change in technology and is dependent upon the continued services of its current employees, consultants and subcontractors. The Company's product development facility is located in the State of Israel and accordingly the Company is directly affected by political, economic and military conditions within Israel. As of December 31, 1995, total assets of the Israeli subsidiary amounted to approximately $247,000. Such amount consisted primarily of other current assets and fixed assets.

    The Company has sustained net losses and negative cash flows from operations since its inception and expects these conditions to continue for the foreseeable future. The Company has received a commitment from certain stockholders that they will provide the financing necessary to enable the Company to continue to operate through the earlier of December 31, 1997 or until alternative financing, as defined, can be obtained. In the event the Company is unsuccessful in obtaining alternative financing, the Company will need to raise additional financing after December 31, 1997 through public or private equity financing, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. Even if alternative financing is available, there is no assurance that the Company will not need to raise additional capital. There can be no assurance that such additional financing, if available, can be obtained on terms reasonable to the Company. In the event the Company is unable to raise necessary capital, operations will need to be scaled back or discontinued.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Influence Inc. and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

  FOREIGN CURRENCY TRANSLATION

    The Company's subsidiary considers its functional currency to be the U.S. dollar. Gains and losses from foreign currency translations are included in determining the net loss in the period in which the exchange rate changes. Such gains and losses were not material.

  FIXED ASSETS

    Leasehold improvements, furniture and equipment are stated at cost. Furniture, and equipment are depreciated on a straight-line basis over their estimated useful lives of five years. Leasehold improvements are amortized on a straight-line basis over the life of the lease or of the improvement, whichever is shorter.

                        INFLUENCE, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          (Interim data is unaudited)
  PATENTS

    As a result of research and development efforts conducted by the Company, it has applied, or is applying, for a number of patents to protect proprietary inventions. All costs associated with patents are expensed as incurred.

  CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments which have maturities of three months or less, when acquired, to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value. Cash and cash equivalents, subject the Company to concentrations of credit risk.

  NET LOSS PER SHARE

  (A) PRO FORMA PER SHARE DATA IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION STAFF ACCOUNTING BULLETIN NO. 64 (UNAUDITED)

    The pro forma per share data included in the Statements of Operations has been computed using the weighted average number of shares of common stock outstanding. Common stock issuable upon the exercise of outstanding stock options and the conversion of convertible preferred stock are excluded from the computation as their effect is anti-dilutive, except that, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 64, options and convertible preferred stock, issued at prices below the assumed public offering price during the 12-month period prior to the proposed offering have been included in the calculation (using the treasury stock method) as if they were outstanding for all periods presented.

  (B)PER SHARE DATA IN ACCORDANCE WITH ACCOUNTING PRINCIPLES BOARD OPINION
  NO. 15

    The per share data found below has been computed in accordance with Accounting Principles Board Opinion No. 15. Such computation is based on the weighted average number of shares outstanding excluding the number of common shares issuable upon the exercise of outstanding options and the conversion of preferred stock since such inclusion would be anti-dilutive.

                                                               FOR THE SIX MONTHS
                             NOVEMBER 9, 1994    YEAR ENDED      ENDED JUNE 30,
                            (INCEPTION) THROUGH DECEMBER 31, -----------------------
                             DECEMBER 31, 1994      1995        1995        1996
                            ------------------- ------------ ----------- -----------
                                                             (UNAUDITED) (UNAUDITED)
   Net loss per share......      $   (0.07)      $   (0.42)   $   (0.13)  $   (0.37)
                                 =========       =========    =========   =========
   Shares used in
   calculation of net loss       4,054,750       4,021,216    4,054,750   3,934,750
   per   share.............      =========       =========    =========   =========

  INCOME TAXES

    The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the differences are expected to reverse.

                        INFLUENCE, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          (Interim data is unaudited)
  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  IMPACT OF THE ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARD

    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") in October 1995. SFAS 123 requires companies to estimate the fair value of common stock, stock options, or other equity instruments ("Equity Instrument") issued to employees using pricing models which take into account various factors, such as the current price of the common stock, volatility, and the expected life of the Equity Instrument. SFAS 123 permits companies to elect either to provide pro forma note disclosure or adjust operating results for the amortization of the estimated value of the Equity Instrument as compensation expense over the vesting period of the Equity Instrument. The Company has elected to provide pro forma note disclosure which will appear in its annual financial statements for the year ending December 31, 1996. The adoption of SFAS 123 will have no effect on the Company's financial position or results of operations.

3.FIXED ASSETS

    Property and equipment consist of the following:

                                                        DECEMBER 31,  JUNE 30,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
   Furniture...........................................   $ 34,866    $ 61,650
   Equipment...........................................    108,000     357,844
   Leasehold improvements..............................      2,677       9,553
                                                          --------    --------
                                                           145,543     429,047
   Less, Accumulated depreciation and amortization.....     10,297      21,954
                                                          --------    --------
                                                          $135,246    $407,093
                                                          ========    ========

4.ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                           DECEMBER 31, DECEMBER 31,  JUNE 30,
                                               1994         1995        1996
                                           ------------ ------------ -----------
                                                                     (UNAUDITED)
   Accounts payable.......................   $160,000     $366,832    $518,197
   Legal and accounting fees..............                  19,263      10,000
   Accrued payroll........................                  50,750      64,943
   Payroll taxes payable..................                  18,122      23,040
   Other..................................                  12,496       6,996
                                             --------     --------    --------
                                             $160,000     $467,463    $623,176
                                             ========     ========    ========

                        INFLUENCE, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          (Interim data is unaudited)

5.COMMITMENTS

  (A) OPERATING LEASES:

    The Company leases office and laboratory space in Israel under two noncancelable operating leases. One lease expires during August 1996 and the other lease commenced in March 1996 and expires in March 1998.

    Future minimum rental payments under these operating leases are as follows:

                                                                               MINIMUM
   YEAR ENDING                                                                 ANNUAL
   DECEMBER 31,                                                                RENTALS
   ------------                                                                -------
    1996.....................................................................  $51,000
    1997.....................................................................   36,000
    1998.....................................................................    9,000
                                                                               -------
                                                                               $96,000
                                                                               =======

    Rent expense totaled approximately $34,000 for both the year ended December 31, 1995, and the period from November 9, 1994 (inception) to December 31, 1995.

  (B)LICENSE AGREEMENT:

    The Company entered into an exclusive worldwide license agreement with Dimotech Ltd to develop, manufacture and market products utilizing certain technology. The terms of the license agreement are for a period coterminous with the life of the underlying patent for the technology which expires during 2012. As consideration for the license, the Company agreed to prepay $50,000 of royalties upon the execution of the agreement and $350,000 payable upon the earlier of December 31, 1996 or the completion of an initial public offering of the Company's common stock. Royalties will be based upon .5% of total income derived from direct or indirect use of the patent.

    During the year ended December 31, 1995, the Company recognized an expense of $400,000 related to this agreement and at December 31, 1995, $300,000 was included in accounts payable.

6.STOCKHOLDERS' EQUITY

  COMMON STOCK:

    On September 20, 1995, the Company acquired 120,000 shares of common stock from three founders for $600,000 in cash. Concurrently, the Company retired those shares.

  SERIES A PREFERRED STOCK:

    Throughout calendar year 1995, the Company sold a total of 713,000 shares of Series A preferred stock ("preferred stock") to founders and outside investors for $5.00 per share. Total cash consideration from the sale of preferred stock was $3,565,000. The preferred stock is convertible at any time at the option of the holder on a one-for-one basis into common stock. The preferred stock has a liquidation preference of $5.00 per share, as defined. Preferred stockholders have no voting or preferential dividend rights. With regards to the sale of 160,000 shares of preferred stock, the Company entered into an agreement with one investor which provides the Company with an option to acquire these shares at a price per share, as defined.

                        INFLUENCE, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          (Interim data is unaudited)

  STOCK OPTION PLAN:

    During 1995, the Company's Board of Directors (the "Board") authorized 450,000 shares of common stock to be issued to employees, directors and other individuals who render services to the Company. In connection therewith, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"). Under the 1995 Plan, a maximum of 421,750 shares of the Company's common stock, adjusted for stock splits, stock dividends, and other capital adjustments, as defined, are available for stock option and restricted stock awards. Under the 1995 Plan, the Board may award options and restricted stock to employees, directors who are not employees and other individuals who render services to the Company. Options granted under the 1995 Plan terminate ten years after the date of grant. During 1995, 65,750 and 96,000 options were granted to employees and consultants, respectively, at an exercise price of $5.00 per share. Each option entitles the holder to purchase one share of the Company's common stock. These options vest over various periods none in excess of four years. In connection with the options issued to consultants, the Company recognized a noncash expense of $175,520 for the year ended December 31, 1995. As of December 31, 1995, the total number of options exercisable under the 1995 Plan was 96,000 and shares available for future grants under the 1995 Plan amounted to 260,000, excluding 28,250 shares authorized by the Board but not included in the 1995 Plan. To date, no restricted stock awards have been granted.

7.INCOME TAXES

    There is no provision for foreign, federal, state or local income taxes for all periods presented since the Company has incurred operating losses since inception and has established a valuation allowance equal to the total deferred tax asset.

    Domestic and foreign losses are comprised of the following:

                            FOR THE PERIOD FROM FOR THE YEAR    FOR THE PERIOD
                             NOVEMBER 9, 1994      ENDED       FROM NOVEMBER 9,
                              (INCEPTION) TO    DECEMBER 31,  1994 (INCEPTION) TO
                             DECEMBER 31, 1994      1995       DECEMBER 31, 1995
                            ------------------- ------------  -------------------
   Domestic ...............      $(300,000)     $  (341,322)      $  (641,322)
   Israel .................                      (1,356,174)       (1,356,174)
                                 ---------      -----------       -----------
                                 $(300,000)     $(1,697,496)      $(1,997,496)
                                 =========      ===========       ===========
   Deferred tax assets and
   valuation allowance are
   as follows:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Net operating loss carryforwards ..................   $    --      $428,491
   Deferred costs ....................................    120,000      251,401
   Valuation allowance ...............................   (120,000)    (679,892)
                                                         --------     --------
                                                         $    --      $    --
                                                         ========     ========

    As of December 31, 1995, the Company has net operating loss carryforward for Israeli tax purposes of $1,190,254. The net operating loss carryforward for the United States was not significant. The unused net operating loss carryforwards in Israel has no expiration date.

                        INFLUENCE, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          (Interim data is unaudited)

8.RELATED PARTY TRANSACTIONS

    During 1994 and 1995, the Company acquired certain technologies from NMB Medical Applications Ltd. ("NMB") an affiliate via common ownership. As consideration for the technology, the Company paid and expensed $300,000 in 1994 and $26,500 in 1995. The Company has no additional obligation to pay NMB regarding the acquired technology.

    During 1995, the Company purchased equipment from NMB for $25,000.

    Under the terms of an informal management agreement which commenced in March 1995, the Company pays management fees of $7,000 per month to NMB. The Company incurred management fee expense in connection with this agreement totaling $70,000 for both the year ended December 31, 1995 and the period from November 9, 1994 (inception) to December 31, 1995. Included in accounts payable and accrued expenses at December 31, 1995 were management fees payable totaling approximately $7,000.

9.NOTE TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)

  BASIS OF PRESENTATION

    The interim financial statements are unaudited and reflect adjustments, consisting of only normal recurring accruals, which are, in the opinion of the Company's management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for any interim period are not necessarily indicative of the results for the full year.

  STOCK OPTION PLAN

    During the six months ended June 30, 1996, the Board granted 230,000 options from the 1995 Plan to employees at an exercise price of $5.00 per share. These options vest over various periods none in excess of four years. The fair market value of the Company's common stock, as determined by the Board, on the dates of grant was in excess of $5.00 and accordingly the Company is recognizing noncash compensation expense, on a pro rata basis, over the respective options' vesting period for the difference between the option exercise price and the underlying fair market value of the Company's common stock. For the six months ended June 30, 1996, the Company recognized $188,767 as noncash compensation expense. As of June 30, 1996, the Company has included the unamortized noncash compensation as a component of stockholders' deficit.

    In connection with an employment agreement dated August 1, 1996, the Company is contractually obligated to grant stock options to purchase 25,000 of the Company's common stock upon the completion of an initial public offering of the Company's common stock. The option exercise price will be equal to the initial public offering price of the Company's common stock and vesting will occur 25% immediately upon grant and 25% annually at succeeding anniversaries over a three-year period.

                        INFLUENCE, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONCLUDED
                          (Interim data is unaudited)

  NOTE PAYABLE TO STOCKHOLDER

    On June 10, 1996, the Company issued a promissory note (the "Note") to a stockholder (the "Stockholder") for $1 million. The note bears interest at the "Applicable Federal Rate" (6.30% at June 30, 1996) as defined by the Internal Revenue Code and is payable, at the option of the Company, on or before June 10, 1998.

  ROYALTY AGREEMENT

    During May 1996, the Company, as licensee, entered into a licensing agreement with a member of the Company's Scientific Advisory Committee (the "Consultant") regarding one of the Company's product candidates (the "Product"). The Consultant, along with one of the Company's founders (the "Founder"), jointly developed the Product. The terms of the license, among other things, provides the Company with the right to distribute and sell the Product worldwide in consideration for a 6% royalty (the "6% Royalty") based on the Product's selling price. The agreement directs 50% of the 6% Royalty to be paid to the Consultant with the balance due the Founder who will contribute such amount back to the Company as contributed capital. The Consultant is also entitled to an additional royalty (the "3% Royalty") equal to 3% of the gross profit accruing to the Company related to other transactions involving the Product, including, but not limited to, the assignment or the sale to any third party of the rights to the Product.

    Should the Company fail to develop a prototype of the Product by the end of 1996 or fail to market the Product within two years, all rights under the agreement would revert back to the Consultant and the Founder. The Company also has the right to acquire the rights to the Product if certain defined events occur at a purchase price computed based upon projected future profits of the Product as defined. As of June 30, 1996, the Company has not incurred either the 6% Royalty or the 3% Royalty.

  OPERATING LEASE

    During June 1996 the Company leased executive office space in San Francisco, California under a non-cancelable operating lease which expires in June 1998. The minimum monthly rental charge is $2,251.

  SUBSEQUENT EVENTS

    On July 24, 1996, the Board approved an amendment to the Company's certificate of incorporation (the "Amendment"). The Amendment, among other things, increased the number of authorized shares to 30,850,000 consisting of 30 million shares of common stock, par value $0.001, and 850,000 shares of preferred stock, par value $0.01. Shares of preferred stock may be issued, in series or classes, at the discretion of the Board with rights and privileges determined by the Board. The Amendment is subject to approval by the stockholders of the Company.

    During August 1996, the Company entered into employment agreements with two of the Company's founders. In consideration for an annual salary of $150,000, each founder, in addition to providing services to the Company, agreed to comply with certain terms regarding confidentiality, noncompetition and releases of intellectual property rights, as defined.

    On August 14, 1996 the Company issued a second promissory note (the "Second Note") to the Stockholder for $1 million. The terms and provisions regarding the Second Note are identical to the Note and is payable, at the option of the Company, on or before August 14, 1998.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering, other than those made in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of common stock to which it relates or a solicitation of any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                              -------------------
                               TABLE OF CONTENTS
                              -------------------


                                                                            Page
                                                                           ----
Prospectus Summary..........................................................   3
Risk Factors................................................................   5
The Company.................................................................  15
Use of Proceeds.............................................................  15
Dividend Policy.............................................................  15
Capitalization..............................................................  16
Dilution....................................................................  17
Selected Consolidated Financial Data........................................  18
Management's Discussion and Analysis of
 Financial Condition and Results of Operations..............................  19
Business....................................................................  22
Management..................................................................  43
Principal Stockholders......................................................  43
Certain Transactions........................................................  44
Description of Capital Stock................................................  45
Shares Eligible for Future Sale.............................................  47
Israeli Taxation and Investment Programs....................................  48
United States Federal Income Taxation.......................................  52
Underwriting................................................................  55
Legal Matters...............................................................  55
Experts.....................................................................  55
Available Information.......................................................  55
Index To Financial Statements............................................... F-1

Until      , 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                         SHARES

                                [INFLUENCE LOGO]

                                  COMMON STOCK

                               ----------------
                                   PROSPECTUS
                               ----------------

                             Montgomery Securities

                                 UBS Securities

                             Volpe, Welty & Company


- --------------------------------------------------------------------------------
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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered under the Registration Statement, other than underwriting discounts and commissions, are estimated in the following table. All of such expenses will be borne by Influence, Inc. ("Influence"), to be as follows:

   Securities and Exchange Commission registration fee.............. $   13,880
   NASD filing fee..................................................      4,525
   Nasdaq listing fee...............................................         *
   Printing and engraving expenses..................................         *
   Legal fees and expenses..........................................         *
   Accounting fees and expenses.....................................         *
   Blue Sky fees and expenses (including counsel fees)..............         *
   Directors' and Officers' Insurance expenses......................         *
   Miscellaneous expenses...........................................         *
                                                                     ----------
       Total........................................................ $1,000,000
                                                                     ==========

- --------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Influence, Inc. a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law (the "Delaware Act"), subject to the procedures and limitations stated therein, to indemnify certain parties.
Section 145 of the Delaware Act provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. Section 145 provides further that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Article Tenth of the Company's Second Restated Certificate of Incorporation, as amended (the "Certificate") provides that the Company shall indemnify any and all persons whom it has the power to indemnify under Section 145 of the Delaware Act to the fullest extent permitted under such section, and such indemnity shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Article Ninth of the Company's Certificate eliminates the personal liability of the Company's directors to the fullest extent permitted under Section 102(b)(7) of the Delaware Act, as amended. Such section permits a company's certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware Act (which addresses director liability for unlawful payment of a dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

  The Company intends to apply for a directors and officers insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Described below are sales of unregistered securities by the registrant within the past three years:

  (1) On December 14, 1994, the registrant issued 4,054,750 shares of Common Stock at par value to the founders of the Company.

  (2) From March 1995 through November 1995, 713,000 shares of Series A Preferred Stock were sold to various investors at a price of $5.00 per share.

  (3) Pursuant to the 1995 Stock Option Plan, options to purchase 391,750 shares of Common Stock at $5.00 per share were issued to employees of the registrant and certain other persons who had performed valuable services to the Company.

  The sales of securities referenced in paragraphs (1) and (2) were either sold to persons outside the United States or were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) thereof. The securities referenced in paragraph (3) were either granted to persons outside the United States or were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Rule 701 promulgated under Section 3(b) thereof, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, though their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


 EXHIBIT DESCRIPTION
 NUMBER  -----------
 -------
   1.1   Form of Underwriting Agreement*
   3.1   Certificate of Incorporation of the Registrant
   3.2   Bylaws of the Registrant
   3.3   Second Amended and Restated Certificate of Incorporation of the
         Registrant*
   4.1   Specimen Certificate for Shares*
   5.1   Opinion of Arnold & Porter, U.S. Counsel to the Registrant*
  10.1   Letter Agreements between Dimotech Ltd. and the Registrant*
  10.2   Employment Agreement dated May 31, 1996 between Peter A. Bick, M.D., and the Registrant
  10.3   Promissory Notes dated June 10, 1996 and August 14, 1996, each in principal amount of $1,000,000
          payable to Lewis C. Pell
  10.4   Agreement between Influence Medical Technologies Ltd. and Jerry G.
         Blaivas, M.D.*
  10.5   Agreement between Oren Globerman and the Registrant
  10.6   Agreement between Dr. Mordechay Beyar and Registrant
  10.7   1995 Stock Option Plan of the Registrant, together with a form of agreement pursuant thereto
  10.8   Employment Agreement of Mark Kramer*
  10.9   Lease for Ramat Gan, Israel Facility*
  10.10  Lease for San Francisco Office*
  11.1   Statement of Computation of Loss Per Share
  11.2   Pro Forma Statement of Computation of Loss Per Share
  21.1   Subsidiaries of the Registrant
  23.1   Consent of Arnold & Porter, U.S. counsel to the Registrant (contained in Exhibit 5.1)*
  23.2   Consent of Coopers & Lybrand L.L.P.
  23.3   Consent of Levisohn, Lerner, Berger & Langsam, Patent Counsel to the
         Registrant*
  24.1   Powers of Attorney**
  27.1   Financial Data Schedule

- --------
 *To be filed by amendment.
**Contained on page II-4.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, Shares in such denominations and registered in such names as required by the Underwriters to permit prompt delivery of Shares to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 19th day of August, 1996.

                                          INFLUENCE, INC.

                                                     /s/ Peter A. Bick
                                          By:__________________________________
                                            Name: Peter A. Bick
                                            Title: President and Chief
                                            Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Lewis C. Pell and Peter A. Bick, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement as well as any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


              SIGNATURE                         TITLE                DATE

          /s/ Lewis C. Pell            Chairman of the         August 19, 1996
_____________________________________  Board of Directors
            Lewis C. Pell              and Director

         /s/ Mordechay Beyar           Vice Chairman of the    August 19, 1996
_____________________________________  Board of Directors
           Mordechay Beyar             and Director

         /s/ Oren Globerman            Vice Chairman of the    August 19, 1996
_____________________________________  Board of Directors
           Oren Globerman              and Director

          /s/ Peter A. Bick            President, Chief        August 19, 1996
_____________________________________  Executive Officer
            Peter A. Bick              and Director
                                       (Principal Executive
                                       Officer)

                                       Director                        , 1996
_____________________________________
           Shimon Eckhouse

         /s/ Rey Dante Cruz            Treasurer (Principal    August 19, 1996
_____________________________________  Accounting and
           Rey Dante Cruz              Financial Officer)

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
   1.1   Form of Underwriting Agreement*
   3.1   Certificate of Incorporation of the Registrant
   3.2   Bylaws of the Registrant
   3.3   Second Amended and Restated Certificate of Incorporation of the
          Registrant*
   4.1   Specimen Certificate for Shares*
   5.1   Opinion of Arnold & Porter, U.S. Counsel to the Registrant*
  10.1   Letter Agreements between Dimotech Ltd. and the Registrant*
  10.2   Employment Agreement dated May 31, 1996 between Peter A. Bick, M.D., and the Registrant
  10.3   Promissory Notes dated June 10, 1996 and August 14, 1996, each in principal amount of $1,000,000 payable to Lewis C. Pell
  10.4   Agreement between Influence Medical Technologies Ltd. and Jerry G.
          Blaivas, M.D.*
  10.5   Agreement between Oren Globerman and the Registrant
  10.6   Agreement between Dr. Mordechay Beyar and Registrant
  10.7   1995 Stock Option Plan of the Registrant, together with a form of agreement pursuant thereto
  10.8   Employment Agreement of Mark Kramer*
  10.9   Lease for Ramat Gan, Israel Facility*
  10.10  Lease for San Francisco Office*
  11.1   Statement of Computation of Loss Per Share
  11.2   Pro Forma Statement of Computation of Loss Per Share
  21.1   Subsidiaries of the Registrant
  23.1   Consent of Arnold & Porter, U.S. counsel to the Registrant (contained in Exhibit 5.1)*
  23.2   Consent of Coopers & Lybrand L.L.P.
  23.3   Consent of Levisohn, Lerner, Berger & Langsam, Patent Counsel to the
          Registrant*
  24.1   Powers of Attorney**
  27.1   Financial Data Schedule

- --------
 *To be filed by amendment.
**Contained on page II-4.